Exhibit 99.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Charter Communications, Inc.:

We have audited the accompanying consolidated balance sheets of Charter Communications, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 25 to the  consolidated financial statements, effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51, and FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).

/s/ KPMG LLP

St. Louis, Missouri

March 13, 2009, except as to Note 25 and Note 28, which are as of November 30, 2009

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions, except share data)

	December 31,
	2008	2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$960	$75
Accounts receivable, less allowance for doubtful accounts of
$18 and $18, respectively	222	225
Prepaid expenses and other current assets	36	36
Total current assets	1,218	336

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net of accumulated
depreciation of $7,225 and $6,462, respectively	4,987	5,103
Franchises, net	7,384	8,942
Total investment in cable properties, net	12,371	14,045

OTHER NONCURRENT ASSETS	293	285

Total assets	$13,882	$14,666

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,310	$1,332
Current portion of long-term debt	155	--
Total current liabilities	1,465	1,332

LONG-TERM DEBT	21,511	19,903
NOTE PAYABLE – RELATED PARTY	75	65
DEFERRED MANAGEMENT FEES – RELATED PARTY	14	14
OTHER LONG-TERM LIABILITIES	1,082	1,019

TEMPORARY EQUITY	241	215

PREFERRED STOCK – REDEEMABLE; $.001 par value; 1 million
shares authorized; 0 and 36,713 shares issued and outstanding, respectively	--	5

SHAREHOLDERS’ DEFICIT:
Class A common stock; $.001 par value; 10.5 billion shares authorized;
411,737,894 and 398,226,468 shares issued and outstanding, respectively	--	--
Class B common stock; $.001 par value; 4.5 billion
shares authorized; 50,000 shares issued and outstanding	--	--
Preferred stock; $.001 par value; 250 million shares
authorized; no non-redeemable shares issued and outstanding	--	--
Additional paid-in capital	5,394	5,382
Accumulated deficit	(15,597)	(13,146)
Accumulated other comprehensive loss	(303)	(123)
Total shareholders’ deficit	(10,506)	(7,887)

Total liabilities and shareholders’ deficit	$13,882	$14,666

The accompanying notes are an integral part of these consolidated financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share and share data)

	Year Ended December 31,
	2008	2007	2006

REVENUES	$6,479	$6,002	$5,504

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	2,792	2,620	2,438
Selling, general and administrative	1,401	1,289	1,165
Depreciation and amortization	1,310	1,328	1,354
Impairment of franchises	1,521	178	--
Asset impairment charges	--	56	159
Other operating (income) expenses, net	69	(17)	21

	7,093	5,454	5,137

Operating income (loss) from continuing operations	(614)	548	367

OTHER INCOME (EXPENSES):
Interest expense, net	(1,905)	(1,861)	(1,901)
Change in value of derivatives	(29)	52	(4)
Gain (loss) on extinguishment of debt	4	(56)	41
Other income (expense), net	(10)	(8)	14

	(1,940)	(1,873)	(1,850)

Loss from continuing operations, before income tax expense	(2,554)	(1,325)	(1,483)

INCOME TAX BENEFIT (EXPENSE)	103	(209)	(187)

Loss from continuing operations	(2,451)	(1,534)	(1,670)

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	--	--	216

Net loss	$(2,451)	$(1,534)	$(1,454)

LOSS PER COMMON SHARE, basic and diluted:

Loss from continuing operations	$(6.56)	$(4.17)	$(5.03)

Net loss	$(6.56)	$(4.17)	$(4.38)

Weighted average common shares outstanding, basic and diluted	373,464,920	368,240,608	331,941,788

The accompanying notes are an integral part of these consolidated financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(dollars in millions)

					Accumulated
	Class A	Class B	Additional		Other	Total
	Common	Common	Paid-In	Accumulated	Comprehensive	Shareholders'
	Stock	Stock	Capital	Deficit	Income (Loss)	Deficit

BALANCE, December 31, 2005, as previously
recorded	$--	$--	$5,241	$(10,166)	$5	$(4,920)
Cumulative adjustment for the adoption of
FSP APB 14-1	--	--	302	(48)	--	254
BALANCE, December 31, 2005, as adjusted	--	--	5,543	(10,214)	5	(4,666)
Changes in fair value of interest rate
agreements	--	--	--	--	(1)	(1)
Option compensation expense, net	--	--	6	--	--	6
Issuance of common stock in exchange for
convertible notes	--	--	66	--	--	66
Reacquisition of equity component of
convertible notes	--	--	(70)	--	--	(70)
Net loss	--	--	--	(1,454)	--	(1,454)

BALANCE, December 31, 2006	--	--	5,545	(11,668)	4	(6,119)
Changes in fair value of interest rate
agreements	--	--	--	--	(123)	(123)
Option compensation expense, net	--	--	12	--	--	12
Cumulative adjustment to Accumulated
Deficit for the adoption of FIN48	--	--	--	56	--	56
Reacquisition of equity component of
convertible notes	--	--	(177)	--	--	(177)
Other	--	--	2	--	(4)	(2)
Net loss	--	--	--	(1,534)	--	(1,534)

BALANCE, December 31, 2007	--	--	5,382	(13,146)	(123)	(7,887)
Changes in fair value of interest rate
agreements	--	--	--	--	(180)	(180)
Option compensation expense, net	--	--	12	--	--	12
Preferred stock redemption	--	--	5	--	--	5
Reacquisition of equity component of
convertible notes	--	--	(5)	--	--	(5)
Net loss	--	--	--	(2,451)	--	(2,451)

BALANCE, December 31, 2008	$--	$--	$5,394	$(15,597)	$(303)	$(10,506)

The accompanying notes are an integral part of these consolidated financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Year Ended December 31,
	2008	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,451)	$(1,534)	$(1,454)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	1,310	1,328	1,362
Impairment of franchises	1,521	178	--
Asset impairment charges	--	56	159
Noncash interest expense	61	50	152
Change in value of derivatives	29	(52)	4
Deferred income taxes	(107)	198	202
(Gain) loss on sale of assets, net	13	(3)	(192)
(Gain) loss on extinguishment of debt	(5)	44	(41)
Other, net	39	2	4
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	3	(36)	24
Prepaid expenses and other assets	(1)	45	55
Accounts payable, accrued expenses and other	(13)	51	48

Net cash flows from operating activities	399	327	323

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,202)	(1,244)	(1,103)
Change in accrued expenses related to capital expenditures	(39)	(2)	24
Proceeds from sale of assets, including cable systems	43	104	1,020
Other, net	(12)	4	(6)

Net cash flows from investing activities	(1,210)	(1,138)	(65)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	3,105	7,877	6,322
Repayments of long-term debt	(1,354)	(7,017)	(6,938)
Proceeds from issuance of debt	--	--	440
Payments for debt issuance costs	(42)	(42)	(44)
Other, net	(13)	8	1

Net cash flows from financing activities	1,696	826	(219)

NET INCREASE IN CASH AND CASH EQUIVALENTS	885	15	39
CASH AND CASH EQUIVALENTS, beginning of period	75	60	21

CASH AND CASH EQUIVALENTS, end of period	$960	$75	$60

CASH PAID FOR INTEREST	$1,847	$1,792	$1,671

NONCASH TRANSACTIONS:
Cumulative adjustment to Accumulated Deficit for the adoption of FIN 48	$--	$56	$--
Issuance of Charter 6.50% convertible notes	$--	$479	$--
Issuances of Charter Class A common stock	$--	$--	$68
Issuance of debt by CCH I, LLC	$--	$--	$419
Issuance of debt by CCH II, LLC	$--	$--	$410
Issuance of debt by Charter Communications Operating, LLC	$--	$--	$37
Retirement of Charter 5.875% convertible notes	$--	$(364)	$(255)
Retirement of Charter Communications Holdings, LLC debt	$--	$--	$(796)
Retirement of Renaissance Media Group LLC debt	$--	$--	$(37)

The accompanying notes are an integral part of these consolidated financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

1.	Organization and Basis of Presentation

Charter Communications, Inc. (“Charter”) is a holding company whose principal assets at December 31, 2008 are the 55% controlling common equity interest (53% for accounting purposes) in Charter Communications Holding Company, LLC (“Charter Holdco”) and “mirror” notes which are payable by Charter Holdco to Charter and have the same principal amount and terms as those of Charter’s convertible senior notes.  Charter Holdco is the sole owner of CCHC, LLC ("CCHC"), which is the sole owner of Charter Communications Holdings, LLC ("Charter Holdings").  The consolidated financial statements include the accounts of Charter, Charter Holdco, CCHC, Charter Holdings and all of their subsidiaries where the underlying operations reside, which are collectively referred to herein as the "Company."  All significant intercompany accounts and transactions among consolidated entities have been eliminated.

The Company is a broadband communications company operating in the United States.  The Company offers to residential and commercial customers traditional cable video programming (basic and digital video), high-speed Internet services, and telephone services, as well as advanced broadband services such as high definition television, Charter OnDemand™, and digital video recorder (“DVR”) service.  The Company sells its cable video programming, high-speed Internet, telephone, and advanced broadband services primarily on a subscription basis.  The Company also sells local advertising on cable networks.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Areas involving significant judgments and estimates include capitalization of labor and overhead costs; depreciation and amortization costs; impairments of property, plant and equipment, franchises and goodwill; income taxes; and contingencies.  Actual results could differ from those estimates.

Reclassifications.  Certain prior year amounts have been reclassified to conform with the 2008 presentation.

2.	Liquidity and Capital Resources

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern.  The conditions noted below raise substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

On February 12, 2009, Charter announced that it had reached an agreement in principle with certain holders of certain of its subsidiaries’ notes (the “Noteholders”) holding approximately $4.1 billion in aggregate principal amount of notes issued by Charter’s subsidiaries, CCH I, LLC (“CCH I”) and CCH II, LLC (“CCH II”).  Pursuant to separate restructuring agreements, dated February 11, 2009, entered into with each Noteholder (as amended, the “Restructuring Agreements”), on or prior to April 1, 2009, Charter and its subsidiaries expect to file voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code to implement a restructuring pursuant to a joint plan of reorganization (the “Plan”) aimed at improving its capital structure (the “Proposed Restructuring”).  Refer to discussion of subsequent events regarding the Proposed Restructuring in Note 28.

During the fourth quarter of 2008, Charter Operating drew down all except $27 million of amounts available under the revolving credit facility.  During the first quarter of 2009, Charter Operating presented a qualifying draw notice to the banks under the revolving credit facility but was refused those funds.  Additionally, upon filing bankruptcy, Charter Operating will no longer have access to the revolving credit facility and will rely on cash on hand and cash flows from operating activities to fund our projected cash needs.  The Company’s projected cash needs and projected sources of liquidity depend upon, among other things, its actual results, the timing and amount of its expenditures, and the outcome of various matters in its expected Chapter 11 bankruptcy proceedings and financial restructuring.  The outcome of the Proposed Restructuring is subject to substantial risks.  See Note 28.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

The Company incurred net losses of $2.5 billion, $1.5 billion, and $1.5 billion in 2008, 2007, and 2006, respectively.  The Company’s net cash flows from operating activities were $399 million, $327 million, and $323 million for the years ending December 31, 2008, 2007, and 2006, respectively.

The Company has a significant amount of debt.  The Company's total debt as of December 31, 2008 totaled $21.7 billion, consisting of $8.6 billion of credit facility debt, $12.7 billion accreted value of high-yield notes, and $376 million accreted value of convertible senior notes.  In 2009, $155 million of the Company’s debt matures and in 2010, an additional $1.9 billion matures.  In 2011 and beyond, significant additional amounts will become due under the Company’s remaining long-term debt obligations.

The Company requires significant cash to fund debt service costs, capital expenditures and ongoing operations.  The Company has historically funded these requirements through cash flows from operating activities, borrowings under its credit facilities, proceeds from sales of assets, issuances of debt and equity securities, and cash on hand.  However, the mix of funding sources changes from period to period. For the year ended December 31, 2008, the Company generated $399 million of net cash flows from operating activities, after paying cash interest of $1.8 billion.  In addition, the Company used $1.2 billion for purchases of property, plant and equipment.  Finally, the Company generated net cash flows from financing activities of $1.7 billion, as a result of financing transactions and credit facility borrowings completed during the year ended December 31, 2008.  As of December 31, 2008, the Company had cash on hand of $960 million.

Although the Company has been able to refinance or otherwise fund the repayment of debt in the past, it may not be able to access additional sources of refinancing on similar terms or pricing as those that are currently in place, or at all, or otherwise obtain other sources of funding, especially given the recent volatility and disruption of the capital and credit markets and the deterioration of general economic conditions in recent months.

Limitations on Distributions

As long as Charter’s convertible senior notes remain outstanding and are not otherwise converted into shares of common stock, Charter must pay interest on the convertible senior notes and repay the principal amount.  Charter’s ability to make interest payments on its convertible senior notes, and to repay the outstanding principal of its convertible senior notes will depend on its ability to raise additional capital and/or on receipt of payments or distributions from Charter Holdco and its subsidiaries.  As of December 31, 2008, Charter Holdco was owed $13 million in intercompany loans from Charter Communications Operating, LLC (“Charter Operating”) and had $1 million in cash, which amounts were available to pay interest and principal on Charter's convertible senior notes to the extent not otherwise used, for example, to satisfy maturities at Charter Holdings.  In addition, as long as Charter Holdco continues to hold the $137 million of Charter Holdings’ notes due 2009 and 2010 (as discussed further below), Charter Holdco will receive interest and principal payments from Charter Holdings to the extent Charter Holdings is able to make such payments.  Such amounts may be available to pay interest and principal on Charter’s convertible senior notes, although Charter Holdco may use those amounts for other purposes.

Distributions by Charter’s subsidiaries to a parent company (including Charter, Charter Holdco and CCHC) for payment of principal on parent company notes, are restricted under the indentures governing the CCH I Holdings, LLC (“CIH”) notes, CCH I notes, CCH II notes, CCO Holdings, LLC (“CCO Holdings”) notes, Charter Operating notes, and under the CCO Holdings credit facility, unless there is no default under the applicable indenture and credit facilities, and unless each applicable subsidiary’s leverage ratio test is met at the time of such distribution.  For the quarter ended December 31, 2008, there was no default under any of these indentures or credit facilities.  However, certain of the Company’s subsidiaries did not meet their applicable leverage ratio tests based on December 31, 2008 financial results.  As a result, distributions from certain of the Company’s subsidiaries to their parent companies would have been restricted at such time and will continue to be restricted unless those tests are met.  Distributions by Charter Operating for payment of principal on parent company notes are further restricted by the covenants in its credit facilities.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Distributions by CIH, CCH I, CCH II, CCO Holdings, and Charter Operating to a parent company for payment of parent company interest are permitted if there is no default under the aforementioned indentures and CCO Holdings and Charter Operating credit facilities.

The indentures governing the Charter Holdings notes permit Charter Holdings to make distributions to Charter Holdco for payment of interest or principal on Charter’s convertible senior notes, only if, after giving effect to the distribution, Charter Holdings can incur additional debt under the leverage ratio of 8.75 to 1.0, there is no default under Charter Holdings’ indentures, and other specified tests are met.  For the quarter ended December 31, 2008, there was no default under Charter Holdings’ indentures, the other specified tests were met, and Charter Holdings met its leverage ratio test based on December 31, 2008 financial results.  Such distributions would be restricted, however, if Charter Holdings fails to meet these tests at the time of the contemplated distribution.  In the past, Charter Holdings has from time to time failed to meet this leverage ratio test.  There can be no assurance that Charter Holdings will satisfy these tests at the time of the contemplated distribution. During periods in which distributions are restricted, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments (that are not restricted payments) in Charter Holdco or Charter, up to an amount determined by a formula, as long as there is no default under the indentures.

In addition to the limitation on distributions under the various indentures discussed above, distributions by the Company’s subsidiaries may be limited by applicable law.  Under the Delaware Limited Liability Company Act, the Company’s subsidiaries may only make distributions if they have “surplus” as defined in the act.  Under fraudulent transfer laws, the Company’s subsidiaries may not pay dividends if they are insolvent or are rendered insolvent thereby.  The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;
•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

It is uncertain whether the Company will have, at the relevant times, sufficient surplus at the relevant subsidiaries to make distributions, including for payments of interest and principal on the debts of the parents of such entities, and there can otherwise be no assurance that the Company’s subsidiaries will not become insolvent or will be permitted to make distributions in the future in compliance with these restrictions in amounts needed to service the Company’s indebtedness.

3.	Summary of Significant Accounting Policies

Consolidation of Variable Interest Entities

The Company consolidates variable interest entities according to the principles and guidance contained in FIN 46(R), based upon evaluation of the Company’s ability to make decisions about another entity’s activities, its obligation to absorb the expected losses of the entity, and its right to receive the expected residual returns of the entity.

The Company has a 55% controlling common equity interest (53% for accounting purposes) in Charter Holdco.  The Company is the sole manager of Charter Holdco and has 100% of its voting membership units.  The Company determined that Charter Holdco is a variable interest entity based upon Charter Holdco’s owners holding voting rights disproportionate to their economic interest and the Company’s obligation to absorb all of the expected losses of Charter Holdco.  At December 31, 2008, membership units of Charter Holdco were also owned by Vulcan Cable III Inc. (“Vulcan Cable”) and Charter Investment, Inc. (“CII”), which were both owned by Mr. Paul G. Allen, the Company’s chairman and majority shareholder, and were considered related parties of the Company.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

There are no restrictions over the Company’s control of Charter Holdco’s operations or assets.  As a result of being the most closely associated with Charter Holdco, the Company has determined that it is the primary beneficiary within the related party group and that the financial results of Charter Holdco should be consolidated with the Company.  For the year ended December 31, 2008, the Company has not experienced any reconsideration events that would indicate any other variable interest entities that would require consolidation under FIN 46(R).

Charter Holdco holds broadband communication businesses that are managed by the Company.  All income and expenses generated by Charter Holdco are consolidated into the Company.  Charter Holdco also holds all of the cash flows reported by the Company.  All liabilities held by Charter Holdco are consolidated into the Company.  The Company has not provided financial or other support to Charter Holdco that it was not previously contractually required to provide.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.  These investments are carried at cost, which approximates market value.  Cash and cash equivalents consist primarily of money market funds and commercial paper.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, including all material, labor and certain indirect costs associated with the construction of cable transmission and distribution facilities.  While the Company’s capitalization is based on specific activities, once capitalized, costs are tracked by fixed asset category at the cable system level and not on a specific asset basis.  For assets that are sold or retired, the estimated historical cost and related accumulated depreciation is removed.  Costs associated with initial customer installations and the additions of network equipment necessary to enable advanced services are capitalized.  Costs capitalized as part of initial customer installations include materials, labor, and certain indirect costs.  Indirect costs are associated with the activities of the Company’s personnel who assist in connecting and activating the new service and consist of compensation and indirect costs associated with these support functions.  Indirect costs primarily include employee benefits and payroll taxes, direct variable costs associated with capitalizable activities, consisting primarily of installation and construction vehicle costs, the cost of dispatch personnel and indirect costs directly attributable to capitalizable activities.  The costs of disconnecting service at a customer’s dwelling or reconnecting service to a previously installed dwelling are charged to operating expense in the period incurred.  Costs for repairs and maintenance are charged to operating expense as incurred, while plant and equipment replacement and betterments, including replacement of cable drops from the pole to the dwelling, are capitalized.

Depreciation is recorded using the straight-line composite method over management’s estimate of the useful lives of the related assets as follows:

Cable distribution systems	7-20 years
Customer equipment and installations	3-5 years
Vehicles and equipment	1-5 years
Buildings and leasehold improvements	5-15 years
Furniture, fixtures and equipment	5 years

Asset Retirement Obligations

Certain of the Company’s franchise agreements and leases contain provisions requiring the Company to restore facilities or remove equipment in the event that the franchise or lease agreement is not renewed.  The Company expects to continually renew its franchise agreements and have concluded that substantially all of the related franchise rights are indefinite lived intangible assets.  Accordingly, the possibility is remote that the Company would be required to incur significant restoration or removal costs related to these franchise agreements in the foreseeable future.  Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, as interpreted by Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations – an Interpretation of FASB Statement No. 143, requires

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

that a liability be recognized for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made.  The Company has not recorded an estimate for potential franchise related obligations but would record an estimated liability in the unlikely event a franchise agreement containing such a provision were no longer expected to be renewed.  The Company also expects to renew many of its lease agreements related to the continued operation of its cable business in the franchise areas.  For the Company’s lease agreements, the estimated liabilities related to the removal provisions, where applicable, have been recorded and are not significant to the financial statements.

Franchises

Franchise rights represent the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired through the purchase of cable systems.  Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite-life as defined by SFAS No. 142, Goodwill and Other Intangible Assets. All franchises that qualify for indefinite-life treatment under SFAS No. 142 are no longer amortized against earnings but instead are tested for impairment annually or more frequently as warranted by events or changes in circumstances (see Note 7).  The Company concluded that substantially all of its franchises qualify for indefinite-life treatment.  Costs incurred in renewing cable franchises are deferred and amortized over 10 years.

Other Noncurrent Assets

Other noncurrent assets primarily include deferred financing costs, investments in equity securities and goodwill.  Costs related to borrowings are deferred and amortized to interest expense over the terms of the related borrowings.

Investments in equity securities are accounted for at cost, under the equity method of accounting or in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.  Charter recognizes losses for any decline in value considered to be other than temporary.

Valuation of Property, Plant and Equipment

The Company evaluates the recoverability of long-lived assets to be held and used for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Such events or changes in circumstances could include such factors as impairment of the Company’s indefinite life franchise under SFAS No. 142, changes in technological advances, fluctuations in the fair value of such assets, adverse changes in relationships with local franchise authorities, adverse changes in market conditions or a deterioration of operating results.  If a review indicates that the carrying value of such asset is not recoverable from estimated undiscounted cash flows, the carrying value of such asset is reduced to its estimated fair value.  While the Company believes that its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect its evaluations of asset recoverability.  No impairments of long-lived assets to be held and used were recorded in 2008, 2007, and 2006; however, approximately $56 million and $159 million of impairment on assets held for sale was recorded for the years ended December 31, 2007 and 2006, respectively (see Note 4).

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended.  For those instruments which qualify as hedging activities, related gains or losses are recorded in accumulated other comprehensive income (loss).  For all other derivative instruments, the related gains or losses are recorded in the statements of operations.  The Company uses interest rate swap agreements to manage its interest costs and reduce the Company’s exposure to increases in floating interest rates.  The Company’s policy is to manage its exposure to fluctuations in interest rates by maintaining a mix of fixed and variable rate debt within a targeted range.  Using interest rate swap agreements, the Company agrees to exchange, at specified intervals through 2013, the difference between fixed and variable interest amounts calculated by reference to agreed-upon notional principal amounts.  At the banks’ option, certain interest rate swap agreements may be extended through 2014.  The Company does not hold or issue any derivative financial instruments for trading purposes.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Certain provisions of the Company’s 5.875% and 6.50% convertible senior notes issued in November 2004 and October 2007, respectively, were considered embedded derivatives for accounting purposes and were required to be accounted for separately from the convertible senior notes.  In accordance with SFAS No. 133, these derivatives are marked to market with gains or losses recorded as the change in value of derivatives on the Company’s consolidated statements of operations.  For the years ended December 31, 2008, 2007, and 2006, the Company recognized $33 million and $98 million in gains, and $10 million in losses, respectively, related to these derivatives.  At December 31, 2008 and 2007, $0 and $33 million is recorded on the Company’s balance sheets related to these derivatives.

Revenue Recognition

Revenues from residential and commercial video, high-speed Internet and telephone services are recognized when the related services are provided.  Advertising sales are recognized at estimated realizable values in the period that the advertisements are broadcast.  Franchise fees imposed by local governmental authorities are collected on a monthly basis from the Company’s customers and are periodically remitted to local franchise authorities.  Franchise fees of $187 million, $177 million, and $179 million for the years ended December 31, 2008, 2007, and 2006, respectively, are reported in other revenues, on a gross basis with a corresponding operating expense.  Sales taxes collected and remitted to state and local authorities are recorded on a net basis.

The Company’s revenues by product line are as follows:

	Year Ended December 31,
	2008	2007	2006

Video	$3,463	$3,392	$3,349
High-speed Internet	1,356	1,243	1,047
Telephone	555	345	137
Commercial	392	341	305
Advertising sales	308	298	319
Other	405	383	347

	$6,479	$6,002	$5,504

Programming Costs

The Company has various contracts to obtain basic, digital and premium video programming from program suppliers whose compensation is typically based on a flat fee per customer.  The cost of the right to exhibit network programming under such arrangements is recorded in operating expenses in the month the programming is available for exhibition.  Programming costs are paid each month based on calculations performed by the Company and are subject to periodic audits performed by the programmers.  Certain programming contracts contain incentives to be paid by the programmers.  The Company receives these payments related to the activation of the programmer’s cable television channel and recognizes the incentives on a straight-line basis over the life of the programming agreement as a reduction of programming expense.  This offset to programming expense was $33 million, $25 million, and $32 million for the years ended December 31, 2008, 2007, and 2006, respectively.  As of December 31, 2008 and 2007, the deferred amounts of such economic consideration, included in other long-term liabilities, were $61 million and $90 million, respectively.  Programming costs included in the accompanying statement of operations were $1.6 billion, $1.6 billion, and $1.5 billion for the years ended December 31, 2008, 2007, and 2006, respectively.

Advertising Costs

Advertising costs associated with marketing the Company’s products and services are generally expensed as costs are incurred.  Such advertising expense was $229 million, $187 million, and $131 million for the years ended December 31, 2008, 2007, and 2006, respectively.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Multiple-Element Transactions

In the normal course of business, the Company enters into multiple-element transactions where it is simultaneously both a customer and a vendor with the same counterparty or in which it purchases multiple products and/or services, or settles outstanding items contemporaneous with the purchase of a product or service from a single counterparty.  Transactions, although negotiated contemporaneously, may be documented in one or more contracts.  The Company’s policy for accounting for each transaction negotiated contemporaneously is to record each element of the transaction based on the respective estimated fair values of the products or services purchased and the products or services sold.  In determining the fair value of the respective elements, the Company refers to quoted market prices (where available), historical transactions or comparable cash transactions.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with SFAS No. 123(R), Share – Based Payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments.  The Company recorded $33 million, $18 million, and $13 million of option compensation expense which is included in general and administrative expenses for the years ended December 31, 2008, 2007, and 2006, respectively.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model.  The following weighted average assumptions were used for grants during the years ended December 31, 2008, 2007, and 2006, respectively; risk-free interest rates of 3.5%, 4.6%, and 4.6%; expected volatility of 88.1%, 70.3%, and 87.3% based on historical volatility; and expected lives of 6.3 years, 6.3 years, and 6.3 years, respectively.  The valuations assume no dividends are paid.

Income Taxes

The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities and expected benefits of utilizing net operating loss carryforwards.  The impact on deferred taxes of changes in tax rates and tax law, if any, applied to the years during which temporary differences are expected to be settled, are reflected in the consolidated financial statements in the period of enactment (see Note 21).

Temporary Equity

Temporary equity on the consolidated balance sheets represents Mr. Allen’s 5.6% preferred membership interest in CC VIII, LLC (“CC VIII”), an indirect subsidiary of Charter Holdco of $203 million and $199 million as of December 31, 2008 and 2007, respectively, and $38 million and $16 million, respectively, of nonvested shares of restricted stock and performance shares issued to employees.  Mr. Allen’s CC VIII interest is classified as temporary equity as a result of Mr. Allen’s ability to put his interest to the Company upon a change in control.  Mr. Allen’s 5.6% preferred membership interest was previously classified in minority interest in the Company’s consolidated balance sheets.  The nonvested shares of restricted stock and performance shares issued to employees were previously classified in other long-term liabilities in the Company’s consolidated balance sheets.  Current year and prior year amounts have been reclassified.

Loss per Common Share

Basic loss per common share is computed by dividing the net loss by 373,464,920 shares, 368,240,608 shares, and 331,941,788 shares for the years ended December 31, 2008, 2007, and 2006, representing the weighted-average common shares outstanding during the respective periods.  Diluted loss per common share equals basic loss per common share for the periods presented, as the effect of stock options and other convertible securities are antidilutive because the Company incurred net losses.  All membership units of Charter Holdco are exchangeable on a one-for-one basis into common stock of Charter at the option of the holders.  As of December 31, 2008, Charter

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Holdco had 750,919,925 membership units outstanding.  Should the holders exchange units for shares, the effect would not be dilutive to earnings per share because the Company incurred net losses.

The 21.8 million and 24.8 million shares outstanding as of December 31, 2008 and 2007, respectively, pursuant to the share lending agreement described in Note 12 are required to be returned, in accordance with the contractual arrangement, and are treated in basic and diluted earnings per share as if they were already returned and retired.  Consequently, there is no impact of the shares of common stock lent under the share lending agreement in the earnings per share calculation.

Segments

SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, established standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to shareholders.  Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

The Company’s operations are managed on the basis of geographic operating segments.  The Company has evaluated the criteria for aggregation of the geographic operating segments under paragraph 17 of SFAS No. 131 and believes it meets each of the respective criteria set forth.  The Company delivers similar products and services within each of its geographic operations.  Each geographic service area utilizes similar means for delivering the programming of the Company’s services; have similarity in the type or class of customer receiving the products and services; distributes the Company’s services over a unified network; and operates within a consistent regulatory environment.  In addition, each of the geographic operating segments has similar economic characteristics.  In light of the Company’s similar services, means for delivery, similarity in type of customers, the use of a unified network and other considerations across its geographic operating structure, management has determined that the Company has one reportable segment, broadband services.

4.	Sale of Assets

In 2006, the Company sold certain cable television systems serving approximately 356,000 video customers in 1) West Virginia and Virginia to Cebridge Connections, Inc. (the “Cebridge Transaction”); 2) Illinois and Kentucky to Telecommunications Management, LLC, doing business as New Wave Communications (the “New Wave Transaction”) and 3) Nevada, Colorado, New Mexico and Utah to Orange Broadband Holding Company, LLC (the “Orange Transaction”) for a total sales price of approximately $971 million.  The Company used the net proceeds from the asset sales to reduce borrowings, but not commitments, under the revolving portion of the Company’s credit facilities.  These cable systems met the criteria for assets held for sale.  As such, the assets were written down to fair value less estimated costs to sell, resulting in asset impairment charges during the year ended December 31, 2006 of approximately $99 million related to the New Wave Transaction and the Orange Transaction.  The Company determined that the West Virginia and Virginia cable systems comprise operations and cash flows that for financial reporting purposes meet the criteria for discontinued operations.  Accordingly, the results of operations for the West Virginia and Virginia cable systems have been presented as discontinued operations, net of tax, for the year ended December 31, 2006, including a gain of $200 million on the sale of cable systems.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Summarized consolidated financial information for the years ended December 31, 2006 for the West Virginia and Virginia cable systems is as follows:

Year Ended December 31, 2006
Revenues	$109
Income before income taxes	$238
Income tax expense	$(22)
Net income	$216
Earnings per common share, basic and diluted	$0.65

In 2007 and 2006, the Company recorded asset impairment charges of $56 million and $60 million, respectively, related to other cable systems meeting the criteria of assets held for sale.

5.      Allowance for Doubtful Accounts

Activity in the allowance for doubtful accounts is summarized as follows for the years presented:

	Year Ended December 31,
	2008	2007	2006

Balance, beginning of year	$18	$16	$17
Charged to expense	122	107	89
Uncollected balances written off, net of recoveries	(122)	(105)	(90)

Balance, end of year	$18	$18	$16

6.	Property, Plant and Equipment

Property, plant and equipment consists of the following as of December 31, 2008 and 2007:

	2008	2007

Cable distribution systems	$7,008	$6,697
Customer equipment and installations	4,057	3,740
Vehicles and equipment	256	257
Buildings and leasehold improvements	497	483
Furniture, fixtures and equipment	394	388

	12,212	11,565
Less: accumulated depreciation	(7,225)	(6,462)

	$4,987	$5,103

The Company periodically evaluates the estimated useful lives used to depreciate its assets and the estimated amount of assets that will be abandoned or have minimal use in the future.  A significant change in assumptions about the extent or timing of future asset retirements, or in the Company’s use of new technology and upgrade programs, could materially affect future depreciation expense.  In 2007, the Company changed the useful lives of certain property, plant, and equipment based on technological changes.  The change in useful lives reduced depreciation expense by approximately $81 million and $8 million during 2008 and 2007, respectively.

Depreciation expense for each of the years ended December 31, 2008, 2007, and 2006 was $1.3 billion.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

7.      Franchises, Goodwill and Other Intangible Assets

Franchise rights represent the value attributed to agreements or authorizations with local and state authorities that allow access to homes in cable service areas.  Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite-life as defined by SFAS No. 142, Goodwill and Other Intangible Assets.  Franchises that qualify for indefinite-life treatment under SFAS No. 142 are tested for impairment annually, or more frequently as warranted by events or changes in circumstances.  Franchises are aggregated into essentially inseparable units of accounting to conduct the valuations.  The units of accounting generally represent geographical clustering of the Company’s cable systems into groups by which such systems are managed.  Management believes such grouping represents the highest and best use of those assets.  The Company has historically assessed that its divisional operations were the appropriate level at which the Company’s franchises should be evaluated.  Based on certain organizational changes in 2008, the Company determined that the appropriate units of accounting for franchises are now the individual market area, which is a level below the Company’s geographic divisional groupings previously used.  The organizational change in 2008 consolidated the Company’s three divisions to two operating groups and put more management focus on the individual market areas.  The Company completed its impairment assessment as of December 31, 2008 upon completion of its 2009 budgeting process.  Largely driven by the impact of the current economic downturn along with increased competition, the Company lowered its projected revenue and expense growth rates, and accordingly revised its estimates of future cash flows as compared to those used in prior valuations.  As a result, the Company recorded $1.5 billion of impairment for the year ended December 31, 2008.   The Company recorded $178 million of impairment for the year ended December 31, 2007.  The valuation completed for 2006 showed franchise fair values in excess of book value, and thus resulted in no impairment.

The Company’s valuations, which are based on the present value of projected after tax cash flows, result in a value of property, plant and equipment, franchises, customer relationships, and its total entity value.  The value of goodwill is the difference between the total entity value and amounts assigned to the other assets.

Franchises, for valuation purposes, are defined as the future economic benefits of the right to solicit and service potential customers (customer marketing rights), and the right to deploy and market new services, such as interactivity and telephone, to the potential customers (service marketing rights).  Fair value is determined based on estimated discounted future cash flows using assumptions consistent with internal forecasts.  The franchise after-tax cash flow is calculated as the after-tax cash flow generated by the potential customers obtained (less the anticipated customer churn), and the new services added to those customers in future periods.  The sum of the present value of the franchises' after-tax cash flow in years 1 through 10 and the continuing value of the after-tax cash flow beyond year 10 yields the fair value of the franchise.

Customer relationships, for valuation purposes, represent the value of the business relationship with existing customers (less the anticipated customer churn), and are calculated by projecting future after-tax cash flows from these customers, including the right to deploy and market additional services to these customers.  The present value of these after-tax cash flows yields the fair value of the customer relationships.  Substantially all acquisitions occurred prior to January 1, 2002.  The Company did not record any value associated with the customer relationship intangibles related to those acquisitions.  For acquisitions subsequent to January 1, 2002, the Company did assign a value to the customer relationship intangible, which is amortized over its estimated useful life.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

As of December 31, 2008 and 2007, indefinite-lived and finite-lived intangible assets are presented in the following table:

	December 31,
	2008			2007
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Indefinite-lived intangible assets:
Franchises with indefinite lives	$7,377	$--	$7,377	$8,929	$--	$8,929
Goodwill	68	--	68	67	--	67

	$7,445	$--	$7,445	$8,996	$--	$8,996

Finite-lived intangible assets:
Franchises with finite lives	$16	$9	$7	$23	$10	$13
Other intangible assets	71	41	30	97	73	24
	$87	$50	$37	$120	$83	$37

Franchise amortization expense represents the amortization relating to franchises that did not qualify for indefinite-life treatment under SFAS No. 142, including costs associated with franchise renewals.  During the year ended December 31, 2008, the net carrying amount of indefinite-lived franchises was reduced by $1.5 billion as a result of the impairment of franchises discussed above, $32 million related to cable asset sales completed in 2008, and $4 million as a result of the finalization of purchase accounting related to cable asset acquisitions.  Additionally, during the year ended December 31, 2008, approximately $5 million of franchises that were previously classified as finite-lived were reclassified to indefinite-lived, based on management’s assessment when these franchises migrated to state-wide franchising.  For the year ended December 31, 2007, the net carrying amount of indefinite-lived franchises was reduced by $178 million as a result of the impairment of franchises discussed above, $77 million related to cable asset sales completed in 2007, and $56 million as a result of the asset impairment charges recorded related to these cable asset sales.  These decreases were offset by $33 million of franchises added as a result of acquisitions of cable assets.

Franchise amortization expense for the years ended December 31, 2008, 2007, and 2006 was $2 million, $3 million, and $2 million, respectively.  During the year ended December 31, 2008, the net carrying amount of finite-lived franchises increased $1 million as a result of costs incurred associated with franchise renewals.  Other intangible assets amortization expense for the years ended December 31, 2008, 2007 and 2006 was $5 million, $4 million, and $4 million, respectively.  The Company expects that amortization expense on franchise assets and other intangible assets will be approximately $7 million annually for each of the next five years.  Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives and other relevant factors.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

8.      Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following as of December 31, 2008 and 2007:

	2008	2007

Accounts payable – trade	$99	$127
Accrued capital expenditures	56	95
Accrued expenses:
Interest	408	418
Programming costs	305	273
Franchise related fees	60	66
Compensation	124	116
Other	258	237

	$1,310	$1,332

9.	Long-Term Debt

Long-term debt consists of the following as of December 31, 2008 and 2007:

	2008		2007
	Principal	Accreted	Principal	Accreted
	Amount	Value	Amount	Value
Charter Communications, Inc.:
5.875% convertible senior notes due November 16, 2009	$3	$3	$49	$44
6.50% convertible senior notes due October 1, 2027	479	373	479	353
Charter Communications Holdings, LLC:
10.000% senior notes due April 1, 2009	53	53	88	88
10.750% senior notes due October 1, 2009	4	4	63	63
9.625% senior notes due November 15, 2009	25	25	37	37
10.250% senior notes due January 15, 2010	1	1	18	18
11.750% senior discount notes due January 15, 2010	1	1	16	16
11.125% senior notes due January 15, 2011	47	47	47	47
13.500% senior discount notes due January 15, 2011	60	60	60	60
9.920% senior discount notes due April 1, 2011	51	51	51	51
10.000% senior notes due May 15, 2011	69	69	69	69
11.750% senior discount notes due May 15, 2011	54	54	54	54
12.125% senior discount notes due January 15, 2012	75	75	75	75
CCH I Holdings, LLC:
11.125% senior notes due January 15, 2014	151	151	151	151
13.500% senior discount notes due January 15, 2014	581	581	581	581
9.920% senior discount notes due April 1, 2014	471	471	471	471
10.000% senior notes due May 15, 2014	299	299	299	299
11.750% senior discount notes due May 15, 2014	815	815	815	815
12.125% senior discount notes due January 15, 2015	217	217	217	217
CCH I, LLC:
11.000% senior notes due October 1, 2015	3,987	4,072	3,987	4,083
CCH II, LLC:
10.250% senior notes due September 15, 2010	1,860	1,857	2,198	2,192
10.250% senior notes due October 1, 2013	614	598	250	260
CCO Holdings, LLC:
8 3/4% senior notes due November 15, 2013	800	796	800	795
Credit facility	350	350	350	350

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Charter Communications Operating, LLC:
8.000% senior second-lien notes due April 30, 2012	1,100	1,100	1,100	1,100
8 3/8% senior second-lien notes due April 30, 2014	770	770	770	770
10.875% senior second-lien notes due September 15, 2014	546	527	--	--
Credit facilities	8,246	8,246	6,844	6,844
Total Debt	$21,729	$21,666	$19,939	$19,903
Less: Current Portion	155	155	--	--
Long-Term Debt	$21,574	$21,511	$19,939	$19,903

The accreted values presented above generally represent the principal amount of the notes less the original issue discount at the time of sale, plus the accretion to the balance sheet date.  However, the current accreted value for legal purposes and notes indenture purposes (the amount that is currently payable if the debt becomes immediately due) is equal to the principal amount of notes.  See Note 28 related to the proposed restructuring.

Charter Convertible Notes

The Charter convertible notes rank equally with any of Charter’s future unsubordinated and unsecured indebtedness, but are structurally subordinated to all existing and future indebtedness and other liabilities of Charter’s subsidiaries.

The 5.875% convertible senior notes are convertible at any time at the option of the holder into shares of Class A common stock at an initial conversion rate of 413.2231 shares per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $2.42 per share, subject to certain adjustments.  Specifically, the adjustments include anti-dilutive provisions, which cause adjustments to occur automatically based on the occurrence of specified events to provide protection rights to holders of the notes.  The conversion rate may also be increased (but not to exceed 462 shares per $1,000 principal amount of notes) upon a specified change of control transaction.  Additionally, Charter may elect to increase the conversion rate under certain circumstances when deemed appropriate, and subject to applicable limitations of the NASDAQ Global Select Market.  Upon conversion, the Company shall have the right to deliver, in lieu of shares of Class A common stock, cash, or a combination of cash and common stock.

Charter may redeem the 5.875% convertible senior notes in whole or in part for cash at any time at a redemption price equal to 100% of the aggregate principal amount, plus accrued and unpaid interest, if any, but only if for any 20 trading days in any 30 consecutive trading day period the closing price has exceeded 150% of the conversion price.  Holders who convert 5.875% convertible senior notes that Charter has called for redemption shall receive the present value of the interest on the notes converted that would have been payable for the period from the redemption date through the scheduled maturity date for the notes, plus any accrued interest.

In the second quarter of 2008, Charter Holdco repurchased, in private transactions, from a small number of institutional holders, a total of approximately $46 million principal amount of Charter’s 5.875% convertible senior notes due 2009, for approximately $42 million of cash.  The purchased 5.875% convertible senior notes were cancelled resulting in approximately $3 million principal amount of such notes remaining outstanding.  The transactions resulted in a gain on extinguishment of debt of approximately $5 million for the year ended December 31, 2008, included in gain (loss) on extinguishment of debt on the Company’s consolidated statements of operations.

The 6.50% convertible senior notes are convertible into Class A common stock at the conversion rate of 293.3868 shares per $1,000 principal amount of notes which is equivalent to a conversion price of approximately $3.41 per share, subject to certain adjustments.  The adjustments include anti-dilution provisions, which cause adjustments to occur automatically based on the occurrence of specified events.  If certain transactions that constitute a change of control occur on or prior to October 1, 2012, under certain circumstances, Charter will increase the conversion rate by a number of additional shares for any conversion of 6.50% convertible senior notes in connection with such transactions.  The conversion rate may also be increased (but not to exceed 381 shares per $1,000 principal amount of notes) upon a specified change of control transaction.  Additionally, Charter may elect to increase the conversion rate under certain circumstances when deemed appropriate, and subject to applicable limitations of the NASDAQ Global Select Market.  The 6.50% convertible senior notes provide the holders with the right to require Charter to

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

repurchase some or all of the 6.50% convertible senior notes for cash on October 1, 2012, 2017, and 2022 at a repurchase price equal to the principal amount plus accrued interest.

Charter may redeem the 6.50% convertible senior notes in whole or in part for cash at any time at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, but only if for any 20 trading days in any 30 consecutive trading day period the closing price has exceeded 180% of the conversion price provided such 30 trading day period begins prior to October 1, 2010, or 150% of the conversion price provided such 30 trading period begins thereafter and before October 1, 2012, or at the redemption price regardless of the closing price of Charter’s Class A common stock thereafter.  Holders who convert any 6.50% convertible senior notes prior to October 1, 2012 that Charter has called for redemption shall receive the present value of the interest on the notes converted that would have been payable for the period from the redemption date to, but excluding, October 1, 2012.

Certain provisions of the Company’s 6.50% convertible senior notes issued in October 2007 were considered embedded derivatives for accounting purposes and were required to be separately accounted for from the convertible senior notes.  At the time of issuance, the embedded derivative was valued at approximately $131 million which was bifurcated from the principal amount of the convertible senior notes and recorded in other long-term liabilities.  The convertible senior notes will accrete to face value over five years (the date holders can first require Charter to repurchase the notes) and the embedded derivative will be marked to market with gains or losses recorded as the change in value of derivatives on the Company’s consolidated statement of operations.

Upon a change of control and certain other fundamental changes, subject to certain conditions and restrictions, Charter may be required to repurchase the notes, in whole or in part, at 100% of their principal amount plus accrued interest at the repurchase date.

Charter Holdings Notes

The Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Communications Capital Corporation (“Charter Capital”).  They rank equally with all other current and future unsecured, unsubordinated obligations of Charter Holdings and Charter Capital.  They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CIH notes, the CCH I notes, CCH II notes, the CCO Holdings notes, the Charter Operating notes, and the Charter Operating credit facilities.

Except for the 10.00% notes due April 1, 2009, the 10.75% notes due October 1, 2009 and the 9.625% notes due November 15, 2009, which notes may not be redeemed prior to their respective maturity dates, the Charter Holdings notes may be redeemed at the option of Charter Holdings on or after varying dates, in each case at a premium.  The optional redemption price declines to 100% of the respective series’ principal amount, plus accrued and unpaid interest, on or after varying dates in 2008 through 2010.

In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding notes at 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

In the second quarter of 2008, Charter Holdco repurchased, in private transactions from a small number of institutional holders, a total of approximately $35 million principal amount of various Charter Holdings notes due 2009 and 2010 for approximately $35 million of cash.  Charter Holdco continues to hold the Charter Holdings notes.  The transactions resulted in a gain on extinguishment of debt of approximately $1 million for the year ended December 31, 2008, included in gain (loss) on extinguishment of debt on the Company’s consolidated statements of operations.

In October 2008, Charter Holdco completed a tender offer, in which a total of approximately $102 million principal amount of various Charter Holdings notes due 2009 and 2010 were exchanged for approximately $99 million of cash.  Charter Holdco continues to hold the Charter Holdings notes.  The transactions resulted in a gain on extinguishment of debt of approximately $2 million for the year ended December 31, 2008, included in gain (loss) on extinguishment of debt on the Company’s consolidated statements of operations.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

CCH I Holdings, LLC Notes

The CIH notes are senior debt obligations of CIH and CCH I Holdings Capital Corp.  They rank equally with all other current and future unsecured, unsubordinated obligations of CIH and CCH I Holdings Capital Corp.  The CIH notes are structurally subordinated to all obligations of subsidiaries of CIH, including the CCH I notes, the CCH II notes, the CCO Holdings notes, the Charter Operating notes and the Charter Operating credit facilities.  The CIH notes are guaranteed on a senior unsecured basis by Charter Holdings.

The CIH notes may be redeemed at any time at a premium.  The optional redemption price declines to 100% of the respective series’ principal amount, plus accrued and unpaid interest, on or after varying dates generally in 2009 and 2010.

In the event that a specified change of control event happens, CIH and CCH I Holdings Capital Corp. must offer to repurchase any outstanding notes at a price equal to the sum of the accreted value of the notes plus accrued and unpaid interest plus a premium that varies over time.

CCH I, LLC Notes

The CCH I notes are guaranteed on a senior unsecured basis by Charter Holdings and are secured by a pledge of 100% of the equity interest of CCH I’s wholly owned direct subsidiary, CCH II, and by a pledge of CCH I’s 70% interest in the 24,273,943 Class A preferred membership units of CC VIII (collectively, the "CC VIII interest"), and the proceeds thereof.  Such pledges are subject to significant limitations as described in the related pledge agreement.

The CCH I notes are senior debt obligations of CCH I and CCH I Capital Corp.  To the extent of the value of the collateral, they rank senior to all of CCH I’s future unsecured senior indebtedness.  The CCH I notes are structurally subordinated to all obligations of subsidiaries of CCH I, including the CCH II notes, CCO Holdings notes, the Charter Operating notes and the Charter Operating credit facilities.

CCH I and CCH I Capital Corp. may not redeem at their option any of the notes prior to October 1, 2010.  On or after October 1, 2010, CCH I and CCH I Capital Corp. may redeem, in whole or in part, CCH I notes at anytime, in each case at a premium.  The optional redemption price declines to 100% of the principal amount, plus accrued and unpaid interest, on or after October 1, 2013.

If a change of control occurs, each holder of the CCH I notes will have the right to require the repurchase of all or any part of that holder’s CCH I notes at 101% of the principal amount plus accrued and unpaid interest.

CCH II, LLC Notes

The CCH II Notes are senior debt obligations of CCH II and CCH II Capital Corp.   The CCH II Notes rank equally with all other current and future unsecured, unsubordinated obligations of CCH II and CCH II Capital Corp.  The CCH II 2013 Notes are guaranteed on a senior unsecured basis by Charter Holdings.  The CCH II notes are structurally subordinated to all obligations of subsidiaries of CCH II, including the CCO Holdings notes, the Charter Operating notes and the Charter Operating credit facilities.

On or after September 15, 2008, the issuers of the CCH II 2010 Notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 105.125% to a redemption price on or after September 15, 2009 of 100.0% of the principal amount of the CCH II 2010 Notes redeemed, plus, in each case, any accrued and unpaid interest.  On or after October 1, 2010, the issuers of the CCH II 2013 Notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 105.125% to a redemption price on or after October 1, 2012 of 100.0% of the principal amount of the CCH II 2013 Notes redeemed, plus, in each case, any accrued and unpaid interest.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

In the event of specified change of control events, CCH II must offer to purchase the outstanding CCH II notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

In July 2008, CCH II completed a tender offer, in which $338 million of CCH II’s 10.25% senior notes due 2010 were accepted for $364 million of CCH II’s 10.25% senior notes due 2013, which were issued as part of the same series of notes as CCH II’s $250 million aggregate principal amount of 10.25% senior notes due 2013, which were issued in September 2006.  The transactions resulted in a loss on extinguishment of debt of approximately $4 million for the year ended December 31, 2008, included in gain (loss) on extinguishment of debt on the Company’s consolidated statements of operations.

CCO Holdings Notes

The CCO Holdings notes are senior debt obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current and future unsecured, unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp.  The CCO Holdings notes are structurally subordinated to all obligations of subsidiaries of CCO Holdings, including the Charter Operating notes and the Charter Operating credit facilities.

On or after November 15, 2008, the issuers of the CCO Holdings 8 ¾% senior notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 104.375% to a redemption price on or after November 15, 2011 of 100.0% of the principal amount of the CCO Holdings 8 ¾% senior notes redeemed, plus, in each case, any accrued and unpaid interest.

In the event of specified change of control events, CCO Holdings must offer to purchase the outstanding CCO Holdings senior notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

Charter Operating Notes

The Charter Operating notes are senior debt obligations of Charter Operating and Charter Communications Operating Capital Corp.  To the extent of the value of the collateral (but subject to the prior lien of the credit facilities), they rank effectively senior to all of Charter Operating’s future unsecured senior indebtedness.  The collateral currently consists of the capital stock of Charter Operating held by CCO Holdings, all of the intercompany obligations owing to CCO Holdings by Charter Operating or any subsidiary of Charter Operating, and substantially all of Charter Operating’s and the guarantors’ assets (other than the assets of CCO Holdings).  CCO Holdings and those subsidiaries of Charter Operating that are guarantors of, or otherwise obligors with respect to, indebtedness under the Charter Operating credit facilities and related obligations, guarantee the Charter Operating notes.

Charter Operating may, at any time and from time to time, at their option, redeem the outstanding 8% second lien notes due 2012, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, plus the Make-Whole Premium.  The Make-Whole Premium is an amount equal to the excess of (a) the present value of the remaining interest and principal payments due on an 8% senior second-lien note due 2012 to its final maturity date, computed using a discount rate equal to the Treasury Rate on such date plus 0.50%, over (b) the outstanding principal amount of such Note.

On or after April 30, 2009, Charter Operating may redeem all or a part of the 8 3/8% senior second lien notes at a redemption price that declines ratably from the initial redemption price of 104.188% to a redemption price on or after April 30, 2012 of 100% of the principal amount of the 8 3/8% senior second lien notes redeemed plus in each case accrued and unpaid interest.

In March 2008, Charter Operating issued $546 million principal amount of 10.875% senior second-lien notes due 2014, guaranteed by CCO Holdings and certain other subsidiaries of Charter Operating, in a private transaction.  Net proceeds from the senior second-lien notes were used to reduce borrowings, but not commitments, under the revolving portion of the Charter Operating credit facilities.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

The Charter Operating 10.875% senior second-lien notes may be redeemed at the option of Charter Operating on or after varying dates, in each case at a premium, plus the Make-Whole Premium.  The Make-Whole Premium is an amount equal to the excess of (a) the present value of the remaining interest and principal payments due on a 10.875% senior second-lien note due 2014 to its final maturity date, computed using a discount rate equal to the Treasury Rate on such date plus 0.50%, over (b) the outstanding principal amount of such note.  The Charter Operating 10.875% senior second-lien notes may be redeemed at any time on or after March 15, 2012 at specified prices.  In the event of specified change of control events, Charter Operating must offer to purchase the Charter Operating 10.875% senior second-lien notes at a purchase price equal to 101% of the total principal amount of the Charter Operating notes repurchased plus any accrued and unpaid interest thereon.

High-Yield Restrictive Covenants; Limitation on Indebtedness.

The indentures governing the Charter Holdings, CIH, CCH II, CCO Holdings and Charter Operating notes contain certain covenants that restrict the ability of Charter Holdings, Charter Capital, CIH, CIH Capital Corp., CCH I, CCH I Capital Corp., CCH II, CCH II Capital Corp., CCO Holdings, CCO Holdings Capital Corp., Charter Operating, Charter Communications Operating Capital Corp., and all of their restricted subsidiaries to:

•	incur additional debt;
•	pay dividends on equity or repurchase equity;
•	make investments;
•	sell all or substantially all of their assets or merge with or into other companies;
•	sell assets;
•	enter into sale-leasebacks;
•
in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to the bond issuers, guarantee their parent companies debt, or issue specified equity interests;

•	engage in certain transactions with affiliates; and
•	grant liens.

CCO Holdings Credit Facility

The CCO Holdings credit facility consists of a $350 million term loan.  The term loan matures on September 6, 2014.  The CCO Holdings credit facility also allows the Company to enter into incremental term loans in the future, maturing on the dates set forth in the notices establishing such term loans, but no earlier than the maturity date of the existing term loans.  However, no assurance can be given that the Company could obtain such incremental term loans if CCO Holdings sought to do so.  Borrowings under the CCO Holdings credit facility bear interest at a variable interest rate based on either LIBOR or a base rate plus, in either case, an applicable margin.  The applicable margin for LIBOR term loans, other than incremental loans, is 2.50% above LIBOR.  The applicable margin with respect to the incremental loans is to be agreed upon by CCO Holdings and the lenders when the incremental loans are established.  The CCO Holdings credit facility is secured by the equity interests of Charter Operating, and all proceeds thereof.

Charter Operating Credit Facilities

The Charter Operating credit facilities provide borrowing availability of up to $8.0 billion as follows:

•
a term loan with an initial total principal amount of $6.5 billion, which is repayable in equal quarterly installments, commencing March 31, 2008, and aggregating in each loan year to 1% of the original amount of the term loan, with the remaining balance due at final maturity on March 6, 2014; and

•	a revolving line of credit of $1.5 billion, with a maturity date on March 6, 2013.

The Charter Operating credit facilities also allow the Company to enter into incremental term loans in the future with an aggregate amount of up to $1.0 billion, with amortization as set forth in the notices establishing such term loans, but with no amortization greater than 1% prior to the final maturity of the existing term loan.  In March 2008, Charter Operating borrowed $500 million principal amount of incremental term loans (the “Incremental Term

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Loans”) under the Charter Operating credit facilities. The Incremental Term Loans have a final maturity of March 6, 2014 and prior to this date will amortize in quarterly principal installments totaling 1% annually beginning on June 30, 2008.  The Incremental Term Loans bear interest at LIBOR plus 5.0%, with a LIBOR floor of 3.5%, and are otherwise governed by and subject to the existing terms of the Charter Operating credit facilities.   Net proceeds from the Incremental Term Loans were used for general corporate purposes.  Although the Charter Operating credit facilities allow for the incurrence of up to an additional $500 million in incremental term loans, no assurance can be given that additional incremental term loans could be obtained in the future if Charter Operating sought to do so especially after the announcement of Charter’s plan to file a Chapter 11 bankruptcy proceeding on or before April 1, 2009.  See Note 28.

Amounts outstanding under the Charter Operating credit facilities bear interest, at Charter Operating’s election, at a base rate or the Eurodollar rate (1.46% to 3.50% as of December 31, 2008 and 4.87% to 5.24% as of December 31, 2007), as defined, plus a margin for Eurodollar loans of up to 2.00% for the revolving credit facility and 2.00% for the term loan, and quarterly commitment fee of 0.5% per annum is payable on the average daily unborrowed balance of the revolving credit facility.

The obligations of Charter Operating under the Charter Operating credit facilities (the “Obligations”) are guaranteed by Charter Operating’s immediate parent company, CCO Holdings, and the subsidiaries of Charter Operating, except for certain subsidiaries, including immaterial subsidiaries and subsidiaries precluded from guaranteeing by reason of provisions of other indebtedness to which they are subject (the “non-guarantor subsidiaries”).  The Obligations are also secured by (i) a lien on substantially all of the assets of Charter Operating and its subsidiaries (other than assets of the non-guarantor subsidiaries), and (ii) a pledge by CCO Holdings of the equity interests owned by it in Charter Operating or any of Charter Operating’s subsidiaries, as well as intercompany obligations owing to it by any of such entities.

As of December 31, 2008, outstanding borrowings under the Charter Operating credit facilities were approximately $8.2 billion and the unused total potential availability was approximately $27 million.

Credit Facilities — Restrictive Covenants

Charter Operating Credit Facilities

The Charter Operating credit facilities contain representations and warranties, and affirmative and negative covenants customary for financings of this type.  The financial covenants measure performance against standards set for leverage to be tested as of the end of each quarter.  Additionally, the Charter Operating credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including in connection with certain sales of assets, so long as the proceeds have not been reinvested in the business.

The Charter Operating credit facilities permit Charter Operating and its subsidiaries to make distributions to pay interest on the Charter convertible notes, the Charter Holdings notes, the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, the CCO Holdings credit facility, and the Charter Operating senior second-lien notes, provided that, among other things, no default has occurred and is continuing under the Charter Operating credit facilities.  Conditions to future borrowings include absence of a default or an event of default under the Charter Operating credit facilities, and the continued accuracy in all material respects of the representations and warranties, including the absence since December 31, 2005 of any event, development, or circumstance that has had or could reasonably be expected to have a material adverse effect on the Company’s business.

The events of default under the Charter Operating credit facilities include, among other things:

•	the failure to make payments when due or within the applicable grace period,
•
the failure to comply with specified covenants, including but not limited to a covenant to deliver audited financial statements for Charter Operating with an unqualified opinion from the Company’s independent accountants and without a “going concern” or like qualification or exception.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

•
the failure to pay or the occurrence of events that cause or permit the acceleration of other indebtedness owing by CCO Holdings, Charter Operating, or Charter Operating’s subsidiaries in amounts in excess of $100 million in aggregate principal amount,

•
the failure to pay or the occurrence of events that result in the acceleration of other indebtedness owing by certain of CCO Holdings’ direct and indirect parent companies in amounts in excess of $200 million in aggregate principal amount,

•
Paul Allen and/or certain of his family members and/or their exclusively owned entities (collectively, the “Paul Allen Group”) ceasing to have the power, directly or indirectly, to vote at least 35% of the ordinary voting power of Charter Operating,

•
the consummation of any transaction resulting in any person or group (other than the Paul Allen Group) having power, directly or indirectly, to vote more than 35% of the ordinary voting power of Charter Operating, unless the Paul Allen Group holds a greater share of ordinary voting power of Charter Operating, and

•	Charter Operating ceasing to be a wholly-owned direct subsidiary of CCO Holdings, except in certain very limited circumstances.

CCO Holdings Credit Facility

The CCO Holdings credit facility contains covenants that are substantially similar to the restrictive covenants for the CCO Holdings notes.  The CCO Holdings credit facility contains provisions requiring mandatory loan prepayments under specific circumstances, including in connection with certain sales of assets, so long as the proceeds have not been reinvested in the business.  The CCO Holdings credit facility permits CCO Holdings and its subsidiaries to make distributions to pay interest on the Charter convertible senior notes, the Charter Holdings notes, the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, and the Charter Operating second-lien notes, provided that, among other things, no default has occurred and is continuing under the CCO Holdings credit facility.

Based upon outstanding indebtedness as of December 31, 2008, the amortization of term loans, scheduled reductions in available borrowings of the revolving credit facilities, and the maturity dates for all senior and subordinated notes and debentures, total future principal payments on the total borrowings under all debt agreements as of December 31, 2008, are as follows:

Year	Amount

2009	$155
2010	1,932
2011	351
2012	1,724
2013	2,799
Thereafter	14,768

$21,729

10.	Note Payable – Related Party

In October 2005, CCHC issued a subordinated exchangeable note (the “CCHC Note”) to CII.  The CCHC Note has a 15-year maturity.  The CCHC Note has an initial accreted value of $48 million accreting at 14% compounded quarterly, except that from and after February 28, 2009, CCHC may pay any increase in the accreted value of the CCHC Note in cash and the accreted value of the CCHC Note will not increase to the extent such amount is paid in cash.  The CCHC Note is exchangeable at CII’s option, at any time, for Charter Holdco Class A Common units at a rate equal to the then accreted value, divided by $2.00 (the “Exchange Rate”).  Customary anti-dilution protections have been provided that could cause future changes to the Exchange Rate.  Additionally, the Charter Holdco Class A Common units received will be exchangeable by the holder into Charter Class B common stock in accordance with existing agreements between CII, Charter and certain other parties signatory thereto.  Beginning March 1, 2009, if the closing price of Charter common stock is at or above the Exchange Rate for 20 trading days within any 30

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

consecutive trading day period, Charter Holdco may require the exchange of the CCHC Note for Charter Holdco Class A Common units at the Exchange Rate.  Additionally, CCHC has the right to redeem the CCHC note from and after February 28, 2009 for cash in an amount equal to the then accreted value.  CCHC has the right to redeem the CCHC Note upon certain change of control events for cash in an amount equal to the then accreted value, such amount, if redeemed prior to February 28, 2009, would also include a make whole up to the accreted value through February 28, 2009.  CCHC must redeem the CCHC Note at its maturity for cash in an amount equal to the initial stated value plus the accreted return through maturity.  The accreted value of the CCHC Note as of December 31, 2008 and 2007 is $75 million and $65 million, respectively.  If not redeemed prior to maturity in 2020, $380 million would be due under this note.  See Note 28.

11.      Preferred Stock – Redeemable

In August 2008, Charter entered into exchange agreements with each of the four holders (the "Holders") of Charter’s Series A Convertible Redeemable Preferred Stock ("Preferred Stock").  Pursuant to the exchange agreements, the Holders exchanged 36,713 shares of Preferred Stock having a liquidation preference of approximately $5 million for approximately 4.7 million shares of Charter’s Class A common stock based on the closing price of Charter’s Class A common stock on August 25, 2008.  The shares of Preferred Stock were cancelled by Charter and no shares of Preferred Stock remain outstanding as of December 31, 2008.

12.      Common Stock

The Company's Class A common stock and Class B common stock are identical except with respect to certain voting, transfer and conversion rights.  Holders of Class A common stock are entitled to one vote per share and holder of Class B common stock is entitled to ten votes for each share of Class B common stock held and for each Charter Holdco membership unit held.  The Class B common stock is subject to significant transfer restrictions and is convertible on a share for share basis into Class A common stock at the option of the holder.  Charter Holdco membership units are exchangeable on a one-for-one basis for shares of Class B common stock.

The following table summarizes our share activity for the three years ended December 31, 2008:

	Class A	Class B
	Common	Common
	Stock	Stock

BALANCE, January 1, 2006	416,204,671	50,000
Option exercises	1,046,540	--
Restricted stock issuances, net of cancellations	809,474	--
Issuances pursuant to share lending agreement	22,038,000	--
Returns pursuant to share lending agreement	(77,104,100)	--
Issuances in exchange for convertible notes	45,000,000	--

BALANCE, December 31, 2006	407,994,585	50,000
Option exercises	2,724,271	--
Restricted stock issuances, net of cancellations	2,507,612	--
Returns pursuant to share lending agreement	(15,000,000)	--

BALANCE, December 31, 2007	398,226,468	50,000
Option exercises and performance share vesting	1,616,906	--
Restricted stock issuances, net of cancellations	10,194,534	--
Issuances in exchange for preferred shares	4,699,986	--
Returns pursuant to share lending agreement	(3,000,000)	--

BALANCE, December 31, 2008	411,737,894	50,000

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Charter issued 45 million shares of Class A common stock in September 2006 in connection with the Charter, CCHC and CCH II exchange.

Charter issued 22.0 million and 94.9 million shares of Class A common stock during 2006 and 2005, respectively, in public offerings.  The shares were issued pursuant to the share lending agreement, pursuant to which Charter had previously agreed to loan up to 150 million shares to Citigroup Global Markets Limited ("CGML").  As of December 31, 2008, 95.1 million shares had been returned under the share lending agreement.

These offerings of Charter’s Class A common stock were conducted to facilitate transactions by which investors in Charter’s 5.875% convertible senior notes due 2009, issued on November 22, 2004, hedged their investments in the convertible senior notes.  Charter did not receive any of the proceeds from the sale of this Class A common stock.  However, under the share lending agreement, Charter received a loan fee of $.001 for each share that it lends to CGML.  In connection with the tender offer completed in October 2007 in which Charter exchanged certain of the 5.875% convertible senior notes due 2009 for 6.5% convertible senior notes due 2027, Charter amended the share lending agreement to allow for the borrowed shares to remain outstanding through the maturity of the new convertible notes.

The issuance of 116.9 million shares pursuant to this share lending agreement is essentially analogous to a sale of shares coupled with a forward contract for the reacquisition of the shares at a future date.  An instrument that requires physical settlement by repurchase of a fixed number of shares in exchange for cash is considered a forward purchase instrument.  While the share lending agreement does not require a cash payment upon return of the shares, physical settlement is required (i.e., the shares borrowed must be returned at the end of the arrangement).  The fair value of the 21.8 million loaned shares outstanding is approximately $2 million as of December 31, 2008.  However, the net effect on shareholders’ deficit of the shares lent pursuant to the share lending agreement, which includes Charter’s requirement to lend the shares and the counterparties’ requirement to return the shares, is de minimis and represents the cash received upon lending of the shares and is equal to the par value of the common stock issued.

13.      Rights Agreement

In August 2007, Charter’s board of directors adopted a rights plan and declared a dividend of one preferred share purchase right for each issued and outstanding share of Charter’s Class A common stock and Class B common stock (a “Right”).  The dividend was payable to stockholders of record as of August 31, 2007 and 403,219,728 Rights were issued. In connection with the adoption of the rights plan, the Company increased the authorized Class A common stock and Class B common stock to 10.5 billion and 4.5 billion shares, respectively.  The terms of the Rights and rights plan were set forth in a Rights Agreement, by and between Charter and Mellon Investor Services LLC, dated as of August 14, 2007 (the “Rights Plan” or “Rights Agreement”).

The Rights Plan was adopted in an attempt to protect against a possible limitation on Charter’s ability to use its net operating loss carryforwards, which could significantly impair the value of that asset.  See Note 21.  The Rights Plan is intended to act as a deterrent to any person or group from acquiring 5.0% or more of Charter’s Class A common stock or any person or group holding 5.0% or more of Charter’s Class A common stock (“Acquiring Person”) from acquiring more shares without the approval of Charter’s board of directors.  The Rights will not be exercisable until 10 days after a public announcement by Charter that a person or group has become an Acquiring Person.  Upon such a triggering event, except as may be determined by Charter’s board of directors, with the consent of the holders of the majority of the Class B common stock, all outstanding, valid, and exercisable Rights, except for those Rights held by any Acquiring Person, will be exchanged for 2.5 shares of Class A common stock and/or Class B common stock, as applicable, or an equivalent security.  If Charter’s board of directors and holders of the Class B common stock determine that such an exchange does not occur upon such a triggering event, all holders of Rights, except any Acquiring Person, may exercise their Rights upon payment of the purchase price to purchase five shares of Charter’s Class A common stock and/or Class B common stock, as applicable (or other securities or assets as determined by Charter’s board of directors) at a 50% discount to the then current market price.  The Rights and Rights Agreement will expire on December 31, 2009, if not terminated earlier.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

14.      Comprehensive Loss

The Company reports changes in the fair value of interest rate agreements designated as hedging the variability of cash flows associated with floating-rate debt obligations, that meet the effectiveness criteria of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in accumulated other comprehensive loss.  Comprehensive loss for the years ended December 31, 2008, 2007, and 2006 was $2.6 billion, $1.7 billion, and $1.5 billion, respectively.

15.      Accounting for Derivative Instruments and Hedging Activities

The Company uses interest rate swap agreements to manage its interest costs and reduce the Company’s exposure to increases in floating interest rates.  The Company’s policy is to manage its exposure to fluctuations in interest rates by maintaining a mix of fixed and variable rate debt within a targeted range.  Using interest rate swap agreements, the Company agrees to exchange, at specified intervals through 2013, the difference between fixed and variable interest amounts calculated by reference to agreed-upon notional principal amounts.  At the banks’ option, certain interest rate swap agreements may be extended through 2014.

The Company’s hedging policy does not permit it to hold or issue derivative instruments for speculative trading purposes.  The Company does, however, have certain interest rate derivative instruments that have been designated as cash flow hedging instruments.  Such instruments effectively convert variable interest payments on certain debt instruments into fixed payments.  For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations.  The Company has formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting.  For the years ended December 31, 2008, 2007, and 2006, change in value of derivatives includes gains of $0, $0, and $2 million, respectively, which represent cash flow hedge ineffectiveness on interest rate hedge agreements.  This ineffectiveness arises from differences between critical terms of the agreements and the related hedged obligations.

Changes in the fair value of interest rate agreements that are designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations, and that meet the effectiveness criteria specified by SFAS No. 133 are reported in accumulated other comprehensive loss.  For the years ended December 31, 2008, 2007, and 2006, losses of $180 million, $123 million and $1 million, respectively, related to derivative instruments designated as cash flow hedges, were recorded in accumulated other comprehensive loss.  The amounts are subsequently reclassified as an increase or decrease to interest expense in the same periods in which the related interest on the floating-rate debt obligations affects earnings (losses).

Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133.  However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk.  Interest rate derivative instruments not designated as hedges are marked to fair value, with the impact recorded as a change in value of derivatives in the Company’s consolidated statements of operations.  For the years ended December 31, 2008, 2007, and 2006, change in value of derivatives includes losses of $62 million and $46 million and gains of $4 million, respectively, resulting from interest rate derivative instruments not designated as hedges.

As of December 31, 2008, 2007, and 2006, the Company had outstanding $4.3 billion, $4.3 billion, and $1.7 billion, in notional amounts of interest rate swaps outstanding.  The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss.  The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

16.      Fair Value of Financial Instruments

The Company has estimated the fair value of its financial instruments as of December 31, 2008 and 2007 using available market information or other appropriate valuation methodologies.  Considerable judgment, however, is required in interpreting market data to develop the estimates of fair value.  Accordingly, the estimates presented in the accompanying consolidated financial statements are not necessarily indicative of the amounts the Company would realize in a current market exchange.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

The carrying amounts of cash, receivables, payables and other current assets and liabilities approximate fair value because of the short maturity of those instruments.

The fair value of interest rate agreements represents the estimated amount the Company would receive or pay upon termination of the agreements adjusted for Charter Operating’s credit risk.  Management believes that the sellers of the interest rate agreements will be able to meet their obligations under the agreements.  In addition, some of the interest rate agreements are with certain of the participating banks under the Company’s credit facilities, thereby reducing the exposure to credit loss.  The Company has policies regarding the financial stability and credit standing of major counterparties.  Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company’s consolidated financial condition or results of operations.

The estimated fair value of the Company’s notes at December 31, 2008 and 2007 are based on quoted market prices and the fair value of the credit facilities is based on dealer quotations.

A summary of the carrying value and fair value of the Company’s debt at December 31, 2008 and 2007 is as follows:

	2008		2007
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Debt
Charter convertible notes	$376	$12	$397	$332
Charter Holdings debt	440	159	578	471
CIH debt	2,534	127	2,534	1,627
CCH I debt	4,072	658	4,083	3,225
CCH II debt	2,455	1,051	2,452	2,390
CCO Holdings debt	796	505	795	761
Charter Operating debt	2,397	1,923	1,870	1,807
Credit facilities	8,596	6,187	7,194	6,723

The Company adopted SFAS No. 157, Fair Value Measurements, on its financial assets and liabilities effective January 1, 2008, and has an established process for determining fair value.  The Company has deferred adoption of SFAS No. 157 on its nonfinancial assets and liabilities including fair value measurements under SFAS No. 142 and SFAS No. 144 of franchises, goodwill, property, plant, and equipment, and other long-term assets until January 1, 2009 as permitted by FASB Staff Position (“FSP”) 157-2.  Fair value is based upon quoted market prices, where available.  If such valuation methods are not available, fair value is based on internally or externally developed models using market-based or independently-sourced market parameters, where available.  Fair value may be subsequently adjusted to ensure that those assets and liabilities are recorded at fair value.  The Company’s methodology may produce a fair value that may not be indicative of net realizable value or reflective of future fair values, but the Company believes its methods are appropriate and consistent with other market peers.  The use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value estimate as of the Company’s reporting date.

SFAS No. 157 establishes a three-level hierarchy for disclosure of fair value measurements, based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date, as follows:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•
Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Interest rate derivatives are valued using a present value calculation based on an implied forward LIBOR curve (adjusted for Charter Operating’s credit risk) and are classified within level 2 of the valuation hierarchy.  The fair values of the embedded derivatives within Charter’s 5.875% and 6.50% convertible senior notes issued in November 2004 and October 2007, respectively, are derived from valuations using a simulation technique with market based inputs, including Charter’s Class A common stock price, implied volatility of Charter’s Class A common stock, Charter’s credit risk and costs to borrow Charter’s Class A common stock.  These valuations are classified within level 3 of the valuation hierarchy.

The Company’s financial liabilities that are accounted for at fair value on a recurring basis are presented in the table below:

	Fair Value As of December 31, 2008				Fair Value As of December 31, 2007
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Other long-term liabilities:
Interest rate derivatives	$--	$411	$--	$411	$--	$169	$--	$169
Embedded derivatives	--	--	--	--	--	--	33	33
	$--	$411	$--	$411	$--	$169	$33	$202

The weighted average interest pay rate for the Company’s interest rate swap agreements was 4.93% and 4.93% at December 31, 2008 and 2007, respectively.

17.      Other Operating (Income) Expenses, Net

Other operating (income) expenses, net consist of the following for the years presented:

	Year Ended December 31,
	2008	2007	2006

(Gain) loss on sale of assets, net	$13	$(3)	$8
Special charges, net	56	(14)	13

	$69	$(17)	$21

(Gain) loss on sale of assets, net

(Gain) loss on sale of assets represents the (gain) loss recognized on the sale of fixed assets and cable systems.

Special charges, net

Special charges, net for the year ended December 31, 2008 includes severance charges and litigation related items, including settlement costs associated with the Sjoblom litigation (see Note 23), offset by favorable insurance settlements related to hurricane Katrina claims.  Special charges, net for the year ended December 31, 2007, primarily represents favorable legal settlements of approximately $20 million offset by severance associated with the closing of call centers and divisional restructuring.  Special charges, net for the year ended December 31, 2006 primarily represent severance associated with the closing of call centers and divisional restructuring.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

18.      Gain (Loss) on Extinguishment of Debt

	Year Ended December 31,
	2008	2007	2006

Charter Holdings debt notes repurchases / exchanges	$3	$(3)	$108
CCO Holdings notes redemption	--	(19)	--
Charter Operating credit facilities refinancing	--	(13)	(27)
Charter convertible note repurchases / exchanges	5	(21)	(40)
CCH II tender offer	(4)	--	--

	$4	$(56)	$41

See Note 9 for discussion of 2008 debt transactions.

In October 2007, Charter Holdco completed a tender offer in which $364 million of Charter’s 5.875% convertible senior notes due 2009 were accepted for $479 million of Charter’s 6.50% convertible senior notes due 2027.  The tender offer resulted in a loss on extinguishment of debt of approximately $21 million for the year ended December 31, 2007, included in gain (loss) on extinguishment of debt on the Company’s consolidated statements of operations.

In April 2007, Charter Holdings completed a tender offer in which $97 million of Charter Holdings’ notes were accepted in exchange for $100 million of total consideration, including premiums and accrued interest.  In addition, Charter Holdings redeemed $187 million of its 8.625% senior notes due April 1, 2009 and CCO Holdings redeemed $550 million of its senior floating rate notes due December 15, 2010.  These redemptions closed in April 2007.  The redemptions and tender resulted in a loss on extinguishment of debt for the CCH transactions and the CCOH transaction of approximately $3 million and $19 million, respectively, for the year ended December 31, 2007, included in gain (loss) on extinguishment of debt on the Company’s consolidated statements of operations.

In March 2007, Charter Operating refinanced its facilities resulting in a loss on extinguishment of debt for the year ended December 31, 2007 of approximately $13 million included in gain (loss) on extinguishment of debt on the Company’s consolidated statements of operations.

In September 2006, Charter Holdings, CCH I and CCH II, completed the exchange of approximately $797 million in total principal amount of outstanding debt securities of Charter Holdings for $250 million principal amount of new 10.25% CCH II notes due 2013 and $462 million principal amount of 11% CCH I notes due 2015.  The Charter Holdings notes received in the exchange were thereafter distributed to Charter Holdings and cancelled.  The exchange resulted in a gain on extinguishment of debt of approximately $108 million for the year ended December 31, 2006.

In September 2006, CCHC and CCH II completed the exchange of $450 million principal amount of Charter’s outstanding 5.875% senior convertible notes due 2009 for $188 million in cash, 45 million shares of Charter’s Class A common stock valued at $68 million and $146 million principal amount of 10.25% CCH II notes due 2010.  The convertible notes received in the exchange held by CCHC, were transferred to Charter Holdco in August 2007, and subsequently cancelled in November 2007.  The exchange resulted in a loss on extinguishment of debt of approximately $40 million for the year ended December 31, 2006.

In April 2006, Charter Operating completed a $6.85 billion refinancing of its credit facilities including a new $350 million revolving/term facility (which converts to a term loan no later than April 2007), a $5.0 billion term loan due in 2013 and certain amendments to the existing $1.5 billion revolving credit facility.  In addition, the refinancing reduced margins on Eurodollar rate term loans to 2.625% from a weighted average of 3.15% previously and margins on base rate term loans to 1.625% from a weighted average of 2.15% previously.  Concurrent with this refinancing, the CCO Holdings bridge loan was terminated.  The refinancing resulted in a loss on extinguishment of debt for the year ended December 31, 2006 of approximately $27 million.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

19.	Other Income (Expense), Net

Other income (expense), net consists of the following for years presented:

	Year Ended December 31,
	2008	2007	2006

CC VIII preferred interest (Note 3)	$(4)	$(7)	$(4)
Gain (loss) on investment	(1)	--	16
Other, net	(5)	(1)	2

	$(10)	$(8)	$14

20.      Stock Compensation Plans

The Company has stock compensation plans (the “Plans”) which provide for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (shares of restricted stock not to exceed 20.0 million shares of Charter Class A common stock), as each term is defined in the Plans.  Employees, officers, consultants and directors of the Company and its subsidiaries and affiliates are eligible to receive grants under the Plans.  The 2001 Stock Incentive Plan allows for the issuance of up to a total of 90.0 million shares of Charter Class A common stock (or units convertible into Charter Class A common stock).

Under Charter's Long-Term Incentive Program (“LTIP”), a program administered under the 2001 Stock Incentive Plan, employees of Charter and its subsidiaries whose pay classifications exceeded a certain level were eligible in 2006 and 2007 to receive stock options, and more senior level employees were eligible to receive stock options and performance units.  The stock options vest 25% on each of the first four anniversaries of the date of grant.  Generally, options expire 10 years from the grant date.  The performance units became performance shares on or about the first anniversary of the grant date, conditional upon Charter's performance against financial performance measures established by Charter’s management and approved by its board of directors as of the time of the award.  The performance shares become shares of Class A common stock on the third anniversary of the grant date of the performance units.  In March 2008, the Company adopted the 2008 incentive program to allow for the issuance of performance units and restricted stock under the 2001 Stock Incentive Plan and for the issuance of performance cash.  Under the 2008 incentive program, subject to meeting performance criteria, performance units and performance cash are deposited into a performance bank of which one-third of the balance is paid out each year.  Restricted stock granted under this program vests annually over a three-year period beginning from the date of grant.  During the year ended December 31, 2008, Charter granted $8 million of performance cash under Charter’s 2008 incentive program and recognized $2 million of expense for the year ended December 31, 2008.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

A summary of the activity for the Company’s stock options for the years ended December 31, 2008, 2007, and 2006, is as follows (amounts in thousands, except per share data):

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding, beginning of period	25,682	$4.02	26,403	$3.88	29,127	$4.47
Granted	45	1.19	4,549	2.77	6,065	1.28
Exercised	(53)	1.18	(2,759)	1.57	(1,049)	1.41
Cancelled	(3,630)	5.27	(2,511)	2.98	(7,740)	4.39

Outstanding, end of period	22,044	$3.82	25,682	$4.02	26,403	$3.88

Weighted average remaining contractual life	6 years		7 years		8 years

Options exercisable, end of period	15,787	$4.53	13,119	$5.88	10,984	$6.62

Weighted average fair value of options granted	$0.90		$1.86		$0.96

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2008 (amounts in thousands, except per share data):

			Options Outstanding			Options Exercisable
				Weighted			Weighted
				Average	Weighted-		Average	Weighted-
				Remaining	Average		Remaining	Average
Range of			Number	Contractual	Exercise	Number	Contractual	Exercise
Exercise Prices			Outstanding	Life	Price	Exercisable	Life	Price

$1.00	—	$1.36	8,278	7 years	1.17	5,528	7 years	1.17
$1.53	—	$1.96	2,821	6 years	1.55	2,178	6 years	1.55
$2.66	—	$3.35	4,981	7 years	2.89	2,229	6 years	2.92
$4.30	—	$5.17	3,566	5 years	5.00	3,454	5 years	5.02
$9.13	—	$12.27	1,008	3 years	11.19	1,008	3 years	11.19
$13.96	—	$20.73	1,168	1 year	18.41	1,168	1 year	18.41
$21.20	—	$23.09	222	2 years	22.86	222	2 years	22.86

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

A summary of the activity for the Company’s restricted Class A common stock for the years ended December 31, 2008, 2007, and 2006, is as follows (amounts in thousands, except per share data):

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
		Grant		Grant		Grant
	Shares	Price	Shares	Price	Shares	Price

Outstanding, beginning of period	4,112	$2.87	3,033	$1.96	4,713	$2.08
Granted	10,761	0.85	2,753	3.64	906	1.28
Vested	(2,298)	2.36	(1,208)	1.83	(2,278)	1.62
Cancelled	(566)	1.57	(466)	4.37	(308)	4.37

Outstanding, end of period	12,009	$1.21	4,112	$2.87	3,033	$1.96

A summary of the activity for the Company’s performance units and shares for the years ended December 31, 2008, 2007, and 2006, is as follows (amounts in thousands, except per share data):

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
		Grant		Grant		Grant
	Shares	Price	Shares	Price	Shares	Price

Outstanding, beginning of period	28,013	$2.16	15,206	$1.27	5,670	$3.09
Granted	10,137	0.84	14,797	2.95	13,745	1.22
Vested	(1,562)	1.49	(41)	1.23	--	--
Cancelled	(3,551)	2.08	(1,949)	1.51	(4,209)	3.58

Outstanding, end of period	33,037	$1.80	28,013	$2.16	15,206	$1.27

As of December 31, 2008, deferred compensation remaining to be recognized in future periods totaled $41 million.

In the first quarter of 2009, the majority of restricted stock and performance units and shares were forfeited, and the remaining will be cancelled in connection with the Proposed Restructuring.  See Note 28.

21.      Income Taxes

All operations are held through Charter Holdco and its direct and indirect subsidiaries.  Charter Holdco and the majority of its subsidiaries are generally limited liability companies that are not subject to income tax.  However, certain of these limited liability companies are subject to state income tax.  In addition, the subsidiaries that are corporations are subject to federal and state income tax.  All of the remaining taxable income, gains, losses, deductions and credits of Charter Holdco are passed through to its members: Charter, CII, and Vulcan Cable.  Charter is responsible for its share of taxable income or loss of Charter Holdco allocated to Charter in accordance with the Charter Holdco limited liability company agreement (the “LLC Agreement”) and partnership tax rules and regulations.  Charter also records financial statement deferred tax assets and liabilities related to its investment in Charter Holdco.

The LLC Agreement provides for certain special allocations of net tax profits and net tax losses (such net tax profits and net tax losses being determined under the applicable federal income tax rules for determining capital accounts).  Under the LLC Agreement, through the end of 2003, net tax losses of Charter Holdco that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common units were allocated instead to membership units held by Vulcan Cable and CII (the “Special Loss Allocations”) to the extent of their

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

respective capital account balances.  After 2003, under the LLC Agreement, net tax losses of Charter Holdco are allocated to Charter, Vulcan Cable, and CII based generally on their respective percentage ownership of outstanding common units to the extent of their respective capital account balances.  Allocations of net tax losses in excess of the members’ aggregate capital account balances are allocated under the rules governing Regulatory Allocations, as described below.  Subject to the Curative Allocation Provisions described below, the LLC Agreement further provides that, beginning at the time Charter Holdco generates net tax profits, the net tax profits that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common membership units will instead generally be allocated to Vulcan Cable and CII (the “Special Profit Allocations”).  The Special Profit Allocations to Vulcan Cable and CII will generally continue until the cumulative amount of the Special Profit Allocations offsets the cumulative amount of the Special Loss Allocations.  The amount and timing of the Special Profit Allocations are subject to the potential application of, and interaction with, the Curative Allocation Provisions described in the following paragraph.  The LLC Agreement generally provides that any additional net tax profits are to be allocated among the members of Charter Holdco based generally on their respective percentage ownership of Charter Holdco common membership units.

Because the respective capital account balance of each of Vulcan Cable and CII was reduced to zero by December 31, 2002, certain net tax losses of Charter Holdco that were to be allocated for 2002, 2003, 2004 and 2005, to Vulcan Cable and CII instead have been allocated to Charter (the “Regulatory Allocations”).  As a result of the allocation of net tax losses to Charter in 2005, Charter’s capital account balance was reduced to zero during 2005.  The LLC Agreement provides that once the capital account balances of all members have been reduced to zero, net tax losses are to be allocated to Charter, Vulcan Cable, and CII based generally on their respective percentage ownership of outstanding common units.  Such allocations are also considered to be Regulatory Allocations.  The LLC Agreement further provides that, to the extent possible, the effect of the Regulatory Allocations is to be offset over time pursuant to certain curative allocation provisions (the “Curative Allocation Provisions”) so that, after certain offsetting adjustments are made, each member's capital account balance is equal to the capital account balance such member would have had if the Regulatory Allocations had not been part of the LLC Agreement.  The cumulative amount of the actual tax losses allocated to Charter as a result of the Regulatory Allocations in excess of the amount of tax losses that would have been allocated to Charter had the Regulatory Allocations not been part of the LLC Agreement through the year ended December 31, 2008 is approximately $4.1 billion.

As a result of the Special Loss Allocations and the Regulatory Allocations referred to above (and their interaction with the allocations related to assets contributed to Charter Holdco with differences between book and tax basis), the cumulative amount of losses of Charter Holdco allocated to Vulcan Cable and CII is in excess of the amount that would have been allocated to such entities if the losses of Charter Holdco had been allocated among its members in proportion to their respective percentage ownership of Charter Holdco common membership units.  The cumulative amount of such excess losses was approximately $1.0 billion through December 31, 2008.

In certain situations, the Special Loss Allocations, Special Profit Allocations, Regulatory Allocations and Curative Allocation Provisions described above could result in Charter paying taxes in an amount that is more or less than if Charter Holdco had allocated net tax profits and net tax losses among its members based generally on the number of common membership units owned by such members.  This could occur due to differences in (i) the character of the allocated income (e.g., ordinary versus capital), (ii) the allocated amount and timing of tax depreciation and tax amortization expense due to the application of section 704(c) under the Internal Revenue Code, (iii) the potential interaction between the Special Profit Allocations and the Curative Allocation Provisions, (iv) the amount and timing of alternative minimum taxes paid by Charter, if any, (v) the apportionment of the allocated income or loss among the states in which Charter Holdco does business, and (vi) future federal and state tax laws.  Further, in the event of new capital contributions to Charter Holdco, it is possible that the tax effects of the Special Profit Allocations, Special Loss Allocations, Regulatory Allocations and Curative Allocation Provisions will change significantly pursuant to the provisions of the income tax regulations or the terms of a contribution agreement with respect to such contribution.  Such change could defer the actual tax benefits to be derived by Charter with respect to the net tax losses allocated to it or accelerate the actual taxable income to Charter with respect to the net tax profits allocated to it.  As a result, it is possible under certain circumstances, that Charter could receive future allocations of taxable income in excess of its currently allocated tax deductions and available tax loss carryforwards.  The ability to utilize net operating loss carryforwards is potentially subject to certain limitations as discussed below.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

In addition, under their exchange agreement with Charter, Vulcan Cable and CII have the right at any time to exchange some or all of their membership units in Charter Holdco for Charter’s Class B common stock, be merged with Charter in exchange for Charter’s Class B common stock, or be acquired by Charter in a non-taxable reorganization in exchange for Charter’s Class B common stock.  If such an exchange were to take place prior to the date that the Special Profit Allocation provisions had fully offset the Special Loss Allocations, Vulcan Cable and CII could elect to cause Charter Holdco to make the remaining Special Profit Allocations to Vulcan Cable and CII immediately prior to the consummation of the exchange.  In the event Vulcan Cable and CII choose not to make such election or to the extent such allocations are not possible, Charter would then be allocated tax profits attributable to the membership units received in such exchange pursuant to the Special Profit Allocation provisions.  Mr. Allen has generally agreed to reimburse Charter for any incremental income taxes that Charter would owe as a result of such an exchange and any resulting future Special Profit Allocations to Charter.  The ability of Charter to utilize net operating loss carryforwards is potentially subject to certain limitations as discussed below.  If Charter were to become subject to certain limitations (whether as a result of an exchange described above or otherwise), and as a result were to owe taxes resulting from the Special Profit Allocations, then Mr. Allen may not be obligated to reimburse Charter for such income taxes.

For the years ended December 31, 2008, 2007, and 2006, the Company recorded deferred income tax expense and benefits as shown below.  The income tax expense is recognized through increases in deferred tax liabilities related to our investment in Charter Holdco, as well as through current federal and state income tax expense and increases in the deferred tax liabilities of certain of our indirect corporate subsidiaries.  The income tax benefits were realized through reductions in the deferred tax liabilities related to Charter’s investment in Charter Holdco, as well as the deferred tax liabilities of certain of Charter’s indirect corporate subsidiaries.  The tax provision in future periods will vary based on current and future temporary differences, as well as future operating results.

Current and deferred income tax benefit (expense) is as follows:

	December 31,
	2008	2007	2006
Current expense:
Federal income taxes	$(2)	$(3)	$(2)
State income taxes	(2)	(8)	(5)

Current income tax expense	(4)	(11)	(7)

Deferred benefit (expense):
Federal income taxes	95	(188)	(177)
State income taxes	12	(10)	(25)

Deferred income tax benefit (expense)	107	(198)	(202)

Total income benefit (expense)	$103	$(209)	$(209)

Income tax benefit for the year ended December 31, 2008 included $325 million of deferred tax benefit related to the impairment of franchises.  A portion of income tax expense was recorded as a reduction of income (loss) from discontinued operations in the year ended December 31, 2006.  See Note 4.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

The Company’s effective tax rate differs from that derived by applying the applicable federal income tax rate of 35%, and average state income tax rate of 5.9%, 5.3%, and 5% for the years ended December 31, 2008, 2007, and 2006, respectively, as follows:

	December 31,
	2008	2007	2006

Statutory federal income taxes	$894	$493	$407
Statutory state income taxes, net	151	74	58
Franchises	107	(198)	(202)
Valuation allowance provided and other	(1,049)	(578)	(472)

	103	(209)	(209)

Less: discontinued operations	--	--	22

Income tax benefit (expense)	$103	$(209)	$(187)

The tax effects of these temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 which are included in long-term liabilities are presented below.

	December 31,
	2008	2007
Deferred tax assets:
Net operating loss carryforward	$3,379	$3,155
Investment in Charter Holdco	2,594	1,888
Other	43	19

Total gross deferred tax assets	6,016	5,062
Less: valuation allowance	(5,803)	(4,786)

Deferred tax assets	$213	$276

Deferred tax liabilities:
Investment in Charter Holdco	$(579)	$(707)
Indirect Corporate Subsidiaries:
Property, plant & equipment	(23)	(29)
Franchises	(169)	(205)

Deferred tax liabilities	(771)	(941)

Net deferred tax liabilities	$(558)	$(665)

As of December 31, 2008, the Company had deferred tax assets of $6.0 billion, which included $2.6 billion of financial losses in excess of tax losses allocated to Charter from Charter Holdco.  The deferred tax assets also included $3.4 billion of tax net operating loss carryforwards (generally expiring in years 2009 through 2028) of Charter and its indirect subsidiaries.  Valuation allowances of $5.8 billion exist with respect to these deferred tax assets.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized.  Because of the uncertainties in projecting future taxable income of Charter Holdco, valuation allowances have been established except for deferred benefits available to offset certain deferred tax liabilities that will reverse over time.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

The amount of any benefit from the Company’s tax net operating losses is dependent on:  (1) Charter and its subsidiaries’ ability to generate future taxable income and (2) the unexpired amount of net operating loss carryforwards available to offset amounts payable on such taxable income.  Any future “ownership changes” of Charter's common stock, such as that which will occur upon emergence from Chapter 11 bankruptcy, would place limitations, on an annual basis, on the use of such net operating losses to offset any future taxable income the Company may generate and will be reduced by the amount of any cancellation of debt income resulting from the Proposed Restructuring that is allocable to Charter.  See Note 28.  Such limitations, in conjunction with the net operating loss expiration provisions, could reduce the Company’s ability to use a substantial portion of its net operating losses to offset future taxable income.

The deferred tax liability for Charter’s investment in Charter Holdco is largely attributable to the characterization of franchises for financial reporting purposes as indefinite lived.

No tax years for Charter or Charter Holdco are currently under examination by the Internal Revenue Service.  Tax years ending 2006 and 2007 remain subject to examination.

In January 2007, the Company adopted FIN 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits.  The Company does not believe it has taken any significant positions that would not meet the “more likely than not” criteria and require disclosure.

22.      Related Party Transactions

The following sets forth certain transactions in which the Company and the directors, executive officers, and affiliates of the Company are involved.  Unless otherwise disclosed, management believes each of the transactions described below was on terms no less favorable to the Company than could have been obtained from independent third parties.

Charter is a holding company and its principal assets are its equity interest in Charter Holdco and certain mirror notes payable by Charter Holdco to Charter and mirror preferred units held by Charter, which have the same principal amount and terms as those of Charter’s convertible senior notes and Charter’s outstanding preferred stock.  In 2008, 2007, and 2006, Charter Holdco paid to Charter $32 million, $51 million, and $51 million, respectively, related to interest on the mirror notes.

Charter is a party to management arrangements with Charter Holdco and certain of its subsidiaries.  Under these agreements, Charter and Charter Holdco provide management services for the cable systems owned or operated by their subsidiaries.  The management services include such services as centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers’ compensation claims.  Costs associated with providing these services are charged directly to the Company’s operating subsidiaries and are included within operating costs in the accompanying consolidated statements of operations.  Such costs totaled $213 million, $213 million, and $231 million for the years ended December 31, 2008, 2007, and 2006, respectively.  All other costs incurred on behalf of Charter’s operating subsidiaries are considered a part of the management fee and are recorded as a component of selling, general and administrative expense, in the accompanying consolidated financial statements.  For the years ended December 31, 2008, 2007, and 2006, the management fee charged to the Company’s operating subsidiaries approximated the expenses incurred by Charter Holdco and Charter on behalf of the Company’s operating subsidiaries.  The Company’s previous credit facilities prohibited payments of management fees in excess of 3.5% of revenues until repayment of the outstanding indebtedness.  In the event any portion of the management fee due and payable was not paid, it would be deferred by Charter and accrued as a liability of such subsidiaries.  Any deferred amount of the management fee would bear interest at the rate of 10% per year, compounded annually, from the date it was due and payable until the date paid.

Mr. Allen, the controlling shareholder of Charter, and a number of his affiliates have interests in various entities that provide services or programming to Charter’s subsidiaries.  Given the diverse nature of Mr. Allen’s investment

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

activities and interests, and to avoid the possibility of future disputes as to potential business, Charter and Charter Holdco, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries to engage in any business transaction outside the cable transmission business except for certain existing approved investments.  Charter or Charter Holdco or any of their subsidiaries may not pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, unless Mr. Allen consents to Charter or its subsidiaries engaging in the business transaction.  The cable transmission business means the business of transmitting video, audio, including telephone, and data over cable systems owned, operated or managed by Charter, Charter Holdco or any of their subsidiaries from time to time.

Mr. Allen or his affiliates own or have owned equity interests or warrants to purchase equity interests in various entities with which the Company does business or which provides it with products, services or programming.  Among these entities are Oxygen Media Corporation (“Oxygen Media”), Digeo, Inc. (“Digeo”), and Microsoft Corporation.  Mr. Allen owns 100% of the equity of Vulcan Ventures Incorporated (“Vulcan Ventures”) and Vulcan Inc. and is the president of Vulcan Ventures.  Ms. Jo Allen Patton is a director of the Company and the President and Chief Executive Officer of Vulcan Inc. and is a director and Vice President of Vulcan Ventures.  Mr. Lance Conn is a director of the Company and is Executive Vice President of Vulcan Inc. and Vulcan Ventures.  The various cable, media, Internet and telephone companies in which Mr. Allen has invested may mutually benefit one another.  The Company can give no assurance, nor should you expect, that any of these business relationships will be successful, that the Company will realize any benefits from these relationships or that the Company will enter into any business relationships in the future with Mr. Allen’s affiliated companies.

Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of the Company and its business.  The Company cannot provide any assurance that, in the event that the Company or any of its subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to the Company as terms it might have obtained from an unrelated third party.  Also, conflicts could arise with respect to the allocation of corporate opportunities between the Company and Mr. Allen and his affiliates.  The Company has not instituted any formal plan or arrangement to address potential conflicts of interest.

In 2009, pursuant to indemnification provisions in the October 2005 settlement with Mr. Allen regarding the CC VIII interest, the Company reimbursed Vulcan Inc. approximately $3 million in legal expenses.

Oxygen. Oxygen Media LLC ("Oxygen") provides programming content to the Company pursuant to a carriage agreement.  Under the carriage agreement, the Company paid Oxygen approximately $6 million, $8 million, and $8 million for the years ended December 31, 2008, 2007, and 2006, respectively.

In 2005, pursuant to an amended equity issuance agreement, Oxygen Media delivered 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per share plus accrued dividends to Charter Holdco.  In November 2007, Oxygen was sold to an unrelated third party and the Company received approximately $35 million representing its liquidation preference on its preferred stock.  Mr. Allen and his affiliates also no longer have an interest in Oxygen.

Digeo, Inc. In March 2001, Charter Ventures and Vulcan Ventures Incorporated formed DBroadband Holdings, LLC for the sole purpose of purchasing equity interests in Digeo.  In connection with the execution of the broadband carriage agreement, DBroadband Holdings, LLC purchased an equity interest in Digeo funded by contributions from Vulcan Ventures Incorporated.  At that time, the equity interest was subject to a priority return of capital to Vulcan Ventures up to the amount contributed by Vulcan Ventures on Charter Ventures’ behalf.  After Vulcan Ventures recovered its amount contributed (the “Priority Return”), Charter Ventures should have had a 100% profit interest in DBroadband Holdings, LLC.  Charter Ventures was not required to make any capital contributions, including capital calls to DBroadband Holdings, LLC.  DBroadband Holdings, LLC therefore was not included in the Company’s consolidated financial statements.  Pursuant to an amended version of this arrangement, in 2003, Vulcan Ventures contributed a total of $29 million to Digeo, $7 million of which was contributed on Charter Ventures’ behalf, subject to Vulcan Ventures’ aforementioned priority return.  Since the formation of DBroadband Holdings, LLC, Vulcan Ventures has contributed approximately $56 million on Charter Ventures’ behalf.  On October 3, 2006, Vulcan Ventures and Digeo recapitalized Digeo.  In connection with such recapitalization, DBroadband Holdings, LLC consented to the conversion of its preferred stock holdings in Digeo to common stock, and Vulcan Ventures

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

surrendered its Priority Return to Charter Ventures.  As a result, DBroadband Holdings, LLC is now included in the Company’s consolidated financial statements.  Such amounts are immaterial.  After the recapitalization, DBroadband Holdings, LLC owns 1.8% of Digeo, Inc’s common stock.  Digeo, Inc. is therefore not included in the Company’s consolidated financial statements.  In December 2007, the Digeo, Inc. common stock was transferred to Charter Operating, and DBroadband Holdings, LLC was dissolved.

The Company paid Digeo Interactive approximately $0, $0, and $2 million for the years ended December 31, 2008, 2007, and 2006, respectively, for customized development of the i-channels and the local content tool kit.

On June 30, 2003, Charter Holdco entered into an agreement with Motorola, Inc. for the purchase of 100,000 DVR units.  The software for these DVR units is being supplied by Digeo Interactive, LLC under a license agreement entered into in April 2004.  Pursuant to a software license agreement with Digeo Interactive for the right to use Digeo's proprietary software for DVR units, Charter paid approximately $1 million, $2 million, and $3 million in license and maintenance fees in 2008, 2007, and 2006, respectively.

Charter paid approximately $1 million, $10 million, and $11 million for the years ended December 31, 2008, 2007, and 2006, respectively, in capital purchases under an agreement with Digeo Interactive for the development, testing and purchase of 70,000 Digeo PowerKey DVR units.  Total purchase price and license and maintenance fees during the term of the definitive agreements are expected to be approximately $41 million.  The definitive agreements are terminable at no penalty to Charter in certain circumstances.

In May 2008, Charter Operating entered into an agreement with Digeo Interactive, LLC, a subsidiary of Digeo, Inc., for the minimum purchase of high-definition DVR units for approximately $21 million.  This minimum purchase commitment is subject to reduction as a result of certain specified events such as the failure to deliver units timely and catastrophic failure.  The software for these units is being supplied under a software license agreement with Digeo Interactive, LLC; the cost of which is expected to be approximately $2 million for the initial licenses and on-going maintenance fees of approximately $0.3 million annually, subject to reduction to coincide with any reduction in the minimum purchase commitment.  For the year ended December 31, 2008, Charter has purchased approximately $1 million of DVR units from Digeo Interactive, LLC under these agreements.

Certain related parties, including members of the board of directors, hold interests in the Company’s senior notes and discount notes of the Company’s subsidiaries of approximately $199 million of face value at December 31, 2008.

23.      Commitments and Contingencies

Commitments

The following table summarizes the Company’s payment obligations as of December 31, 2008 for its contractual obligations.

	Total	2009	2010	2011	2012	2013	Thereafter

Contractual Obligations
Capital and Operating Lease Obligations (1)	$103	$24	$25	$15	$12	$9	$18
Programming Minimum Commitments (2)	687	315	101	105	110	56	--
Other (3)	475	368	66	22	19	--	--

Total	$1,265	$707	$192	$142	$141	$65	$18

(1) The Company leases certain facilities and equipment under noncancelable operating leases.  Leases and rental costs charged to expense for the years ended December 31, 2008, 2007, and 2006, were $24 million, $23 million, and $23 million, respectively.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

(2)  The Company pays programming fees under multi-year contracts ranging from three to ten years, typically based on a flat fee per customer, which may be fixed for the term, or may in some cases escalate over the term.  Programming costs included in the accompanying statement of operations were $1.6 billion, $1.6 billion, and $1.5 billion, for the years ended December 31, 2008, 2007, and 2006, respectively.  Certain of the Company’s programming agreements are based on a flat fee per month or have guaranteed minimum payments.  The table sets forth the aggregate guaranteed minimum commitments under the Company’s programming contracts.

(3) “Other” represents other guaranteed minimum commitments, which consist primarily of commitments to the Company’s billing services vendors.

The following items are not included in the contractual obligation table due to various factors discussed below.  However, the Company incurs these costs as part of its operations:

•
The Company also rents utility poles used in its operations.  Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur.  Rent expense incurred for pole rental attachments for the years ended December 31, 2008, 2007, and 2006, was $47 million, $47 million, and $44 million, respectively.

•
The Company pays franchise fees under multi-year franchise agreements based on a percentage of revenues generated from video service per year.  The Company also pays other franchise related costs, such as public education grants, under multi-year agreements.  Franchise fees and other franchise-related costs included in the accompanying statement of operations were $179 million, $172 million, and $175 million for the years ended December 31, 2008, 2007, and 2006, respectively.

•
The Company also has $158 million in letters of credit, primarily to its various worker’s compensation, property and casualty, and general liability carriers, as collateral for reimbursement of claims.  These letters of credit reduce the amount the Company may borrow under its credit facilities.

Litigation

The Company is a defendant or co-defendant in several unrelated lawsuits claiming infringement of various patents relating to various aspects of its businesses.  Other industry participants are also defendants in certain of these cases, and, in many cases, the Company expects that any potential liability would be the responsibility of its equipment vendors pursuant to applicable contractual indemnification provisions. In the event that a court ultimately determines that the Company infringes on any intellectual property rights, it may be subject to substantial damages and/or an injunction that could require the Company or its vendors to modify certain products and services the Company offers to its subscribers.  While the Company believes the lawsuits are without merit and intends to defend the actions vigorously, the lawsuits could be material to the Company’s consolidated results of operations of any one period, and no assurance can be given that any adverse outcome would not be material to the Company’s consolidated financial condition, results of operations or liquidity.

In the ordinary course of business, the Company may face employment law claims, including claims under the Fair Labor Standards Act and wage and hour laws of the states in which we operate.   On August 15, 2007, a complaint was filed, on behalf of both nationwide and state of Wisconsin classes of certain categories of current and former Charter technicians, against Charter in the United States District Court for the Western District of Wisconsin (Sjoblom v. Charter Communications, LLC and Charter Communications, Inc.), alleging that Charter violated the Fair Labor Standards Act and Wisconsin wage and hour laws by failing to pay technicians for certain hours claimed to have been worked.  While the Company believes it has substantial factual and legal defenses to the claims at issue, in order to avoid the cost and distraction of continuing to litigate the case, the Company reached a settlement with the plaintiffs, which received final approval from the court on January 26, 2009.  The Company has accrued settlement costs associated with the Sjoblom case.  The Company has been subjected, in the normal course of business, to the assertion of other similar claims and could be subjected to additional such claims.  The Company can not predict the ultimate outcome of any such claims.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Charter is a party to lawsuits and claims that arise in the ordinary course of conducting its business.  The ultimate outcome of these other legal matters pending against the Company or its subsidiaries cannot be predicted, and although such lawsuits and claims are not expected individually to have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity, such lawsuits could have, in the aggregate, a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

Regulation in the Cable Industry

The operation of a cable system is extensively regulated by the Federal Communications Commission (“FCC”), some state governments and most local governments.  The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities used in connection with cable operations.  The 1996 Telecom Act altered the regulatory structure governing the nation’s communications providers.  It removed barriers to competition in both the cable television market and the telephone market.  Among other things, it reduced the scope of cable rate regulation and encouraged additional competition in the video programming industry by allowing telephone companies to provide video programming in their own telephone service areas.

Future legislative and regulatory changes could adversely affect the Company’s operations, including, without limitation, additional regulatory requirements the Company may be required to comply with as it offers new services such as telephone.

24.      Employee Benefit Plan

The Company’s employees may participate in the Charter Communications, Inc. 401(k) Plan.  Employees that qualify for participation can contribute up to 50% of their salary, on a pre-tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service.  For each payroll period, the Company will contribute to the 401(k) Plan (a) the total amount of the salary reduction the employee elects to defer between 1% and 50% and (b) a matching contribution equal to 50% of the amount of the salary reduction the participant elects to defer (up to 5% of the participant’s payroll compensation), excluding any catch-up contributions.  The Company made contributions to the 401(k) plan totaling $8 million, $7 million, and $8 million for the years ended December 31, 2008, 2007, and 2006, respectively.

25.      Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS No. 141R, Business Combinations: Applying the Acquisition Method, which provides guidance on the accounting and reporting for business combinations.  SFAS No. 141R is effective for fiscal years beginning after December 15, 2008.  The Company adopted SFAS No. 141R effective January 1, 2009.  The adoption of SFAS No. 141R has not had a material impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51, which provides guidance on the accounting and reporting for minority interests in consolidated financial statements.  SFAS No. 160 requires losses to be allocated to non-controlling (minority) interests even when such amounts are deficits.  As such, future losses will be allocated between Charter and the Charter Holdco non-controlling interest.  SFAS No. 160 is effective for fiscal years beginning after December 15, 2008.  The Company adopted SFAS No. 160 effective January 1, 2009 and applied the effects respectively to all periods presented to the extent prescribed by the standard.    Had SFAS No. 160 been effective for the Company’s financial statements for the year ended December 31, 2008, our net loss to Charter shareholders would have been reduced by $1.2 billion.  The adoption resulted in the presentation of Mr. Allen’s 5.6% preferred membership interest in CC VIII as temporary equity in the Company’s consolidated balance sheets as of December 31, 2008 and 2007 as presented, which was previously classified as minority interest.  See Note 3.

In February 2008, the FASB issued FASB Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157, which deferred the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

nonfinancial assets and nonfinancial liabilities.  The Company applied SFAS No. 157 to nonfinancial assets and nonfinancial liabilities beginning January 1, 2009.  The adoption of SFAS No. 157 has not had a material impact on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, which requires companies to disclose their objectives and strategies for using derivative instruments, whether or not designated as hedging instruments under SFAS No. 133.  SFAS No. 161 is effective for interim periods and fiscal years beginning after November 15, 2008.  The Company adopted SFAS No. 161 effective January 1, 2009.  The adoption of SFAS No. 161 has not had a material impact on the Company’s financial statements.

In April 2008, the FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets, which amends the factors to be considered in renewal or extension assumptions used to determine the useful life of a recognized intangible asset.  FSP FAS 142-3 is effective for interim periods and fiscal years beginning after December 15, 2008.  The Company adopted FSP FAS 142-3 effective January 1, 2009.  The adoption of FSP FAS 142-3 has not had a material impact on the Company’s financial statements.

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner reflecting their nonconvertible debt borrowing rate when interest costs are recognized in subsequent periods.  FSP APB 14-1 is effective for interim periods and fiscal years beginning after December 15, 2008.  The Company adopted FSP APB 14-1 effective January 1, 2009 and applied the effects retrospectively to all prior periods presented.  The adoption of FSP APB 14-1 resulted in the Company recording a cumulative adjustment as of December 31, 2005 of an increase in additional paid-in capital of $302 million and an increase in accumulated deficit of $48 million.   The adoption of FSP APB 14-1 did not have an impact on net loss or net loss per common share for the year ended December 31, 2008.  The adoption of FSP APB 14-1 resulted in a decrease in net loss and net loss per common share of $82 million and $0.22 for the year ended December 31, 2007 and an increase in net loss and net loss per common share of $84 million and $0.25 for the year ended December 31, 2006.  The Company’s consolidated financial statements and relevant financial information in the footnotes herein have been updated to reflect the changes required by FSP APB 14-1.

The Company does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on its accompanying financial statements.

26.      Parent Company Only Financial Statements

As the result of limitations on, and prohibitions of, distributions, substantially all of the net assets of the consolidated subsidiaries are restricted from distribution to Charter, the parent company.  The following condensed parent-only financial statements of Charter account for the investment in Charter Holdco under the equity method of accounting.  The financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Charter Communications, Inc. (Parent Company Only)
Condensed Balance Sheet

	December 31,
	2008	2007
ASSETS
Receivable from related party	$18	$27
Notes receivable from Charter Holdco	376	397
Other assets	--	33

Total assets	$394	$457

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities	$16	$22
Convertible notes	376	397
Deferred income taxes	364	425
Other long term liabilities	--	27
Preferred stock — redeemable	--	5
Losses in excess of investment	10,144	7,468
Shareholders’ deficit	(10,506)	(7,887)

Total liabilities and shareholders’ deficit	$394	$457

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Condensed Statement of Operations

	Year Ended December 31,
	2008	2007	2006
INCOME
Interest income	$54	$74	$83
Management fees	21	15	30
Gain on extinguishment of notes receivable from Charter Holdco	6	155	--
Change in value of derivative	33	98	--

Total income	114	342	113

EXPENSES
Equity in losses of Charter Holdco	(2,514)	(1,361)	(1,252)
General and administrative expenses	(21)	(15)	(30)
Interest expense	(54)	(74)	(83)
Loss on extinguishment of convertible notes	(6)	(155)	--
Change in value of derivative	(33)	(98)	--

Total expenses	(2,628)	(1,703)	(1,365)

Net loss before income taxes	(2,514)	(1,361)	(1,252)
Income tax benefit (expense)	63	(173)	(202)

Net loss	$(2,451)	$(1,534)	$(1,454)

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Condensed Statements of Cash Flows

	Year Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,451)	$(1,534)	$(1,454)
Equity in losses of Charter Holdco	2,514	1,361	1,252
Changes in operating assets and liabilities	--	--	1
Deferred income taxes	(63)	172	202

Net cash flows from operating activities	--	(1)	1

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments from Charter Holdco	--	--	20
Investment in Charter Holdco	--	(4)	(1)

Net cash flows from investing activities	--	(4)	19

CASH FLOWS FROM FINANCING ACTIVITIES
Paydown of convertible notes	--	--	(20)
Net proceeds from issuance of common stock	--	4	1

Net cash flows from financing activities	--	4	(19)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	--	(1)	1
CASH AND CASH EQUIVALENTS, beginning of year	--	1	--

CASH AND CASH EQUIVALENTS, end of year	$--	$--	$1

27.      Unaudited Quarterly Financial Data

The following table presents quarterly data for the periods presented on the consolidated statement of operations:

	Year Ended December 31, 2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenues	$1,564	$1,623	$1,636	$1,656
Operating income (loss) from continuing operations	$205	$230	$208	$(1,257)
Net loss	$(360)	$(274)	$(322)	$(1,495)
Basic and diluted net loss per common share	$(0.97)	$(0.74)	$(0.86)	$(3.96)
Weighted-average shares outstanding, basic and diluted	370,085,187	371,652,070	374,145,243	377,920,301

	Year Ended December 31, 2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenues	$1,425	$1,499	$1,525	$1,553
Operating income from continuing operations	$156	$200	$107	$85
Net loss	$(384)	$(363)	$(409)	$(378)
Basic and diluted net loss per common share	$(1.05)	$(0.99)	$(1.11)	$(1.02)
Weighted-average shares outstanding, basic and diluted	366,120,096	367,582,677	369,239,742	369,916,556

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

The Company restated certain current year and prior year amounts as a result of the adoption of FSP ABP 14-1.  See Note 25.

28.      Subsequent Events

Impairment of Franchises

During the quarter ended September 30, 2009, the Company performed an interim franchise impairment analysis and recorded a preliminary non-cash franchise impairment charge of $2.9 billion (unaudited) which represented the Company’s best estimate of the impairment of its franchise assets as of the date of filing the 3rd quarter Form 10-Q. The Company currently expects to finalize its franchise impairment analysis during the quarter ended December 31, 2009, which could potentially result in an impairment charge that materially differs from the estimate.  In addition, upon the effectiveness of the Company’s Plan, the Company will apply fresh start accounting in accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) and as such will adjust its franchise assets to reflect fair value.

Emergence from Reorganization Proceedings and Related Events

On March 27, 2009, the Company and certain affiliates (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).  The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435 (the “Chapter 11 Cases”).  The Debtors continued to operate their businesses and managed their properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code from March 27, 2009 until emergence from Chapter 11 on November 30, 2009 (the “Effective Date”).

On November 17, 2009, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan and, on the Effective Date, the Plan was consummated and the Company emerged from bankruptcy. As provided in the Plan and the Confirmation Order, (i) the notes and bank debt of Charter Operating and CCO Holdings remained outstanding; (ii) holders of approximately $1.5 billion of notes issued by CCH II received new CCH II notes (the “Notes Exchange”); (iii) holders of notes issued by CCH I received shares of Charter new Class A common stock;  (iv) holders of notes issued by CIH received warrants to purchase shares of Charter new Class A common stock; (v) holders of notes issued by Charter Holdings received warrants to purchase shares of Charter new Class A common stock; (vi) holders of convertible notes issued by Charter received cash and preferred stock issued by Charter; and (vii) all previously outstanding shares of Charter Class A common stock were cancelled.  In addition, as part of the Plan, the holders of CCH I notes received and transferred to Mr. Allen $85 million of new CCH II notes.

The consummation of the Plan was funded with cash on hand, the Notes Exchange, and proceeds of approximately $1.6 billion of an equity rights offering (the “Rights Offering”) in which holders of CCH I notes purchased approximately $1.6 billion of Charter’s new Class A common stock.

Pursuant to a separate restructuring agreement among Charter, Mr. Allen, and an entity controlled by Mr. Allen (as amended, the “Allen Agreement”), in settlement and compromise of their legal, contractual and equitable rights, claims and remedies against Charter and its subsidiaries, and in addition to any amounts received by virtue of their holding any claims of the type set forth above, upon the Effective Date of the Plan, Mr. Allen or his affiliates were issued shares of the new Class B common stock of Charter equal to 2% of the equity value of Charter, after giving effect to the Rights Offering, but prior to issuance of warrants and equity-based awards provided for by the Plan and 35% (determined on a fully diluted basis) of the total voting power of all new capital stock of Charter.  Each share of new Class B common stock is convertible, at the option of the holder subject to various restrictions, into one share of new Class A common stock, and is subject to significant restrictions on transfer.  Certain holders of new Class A common stock and new Class B common stock will receive certain customary registration rights with respect to their shares.  At the Effective Date of the Plan, Mr. Allen or his affiliates also received (i) warrants to purchase shares of new Class A common stock of Charter in an aggregate amount equal to 4% of the equity value of reorganized

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007, AND 2006
(dollars in millions, except where indicated)

Charter, after giving effect to the Rights Offering, but prior to the issuance of warrants and equity-based awards provided for by the Plan, (ii) $85 million principal amount of new CCH II notes, (iii) $25 million in cash for amounts owing to CII under a management agreement, (iv) up to $20 million in cash for reimbursement of fees and expenses in connection with the Plan, and (v) an additional $150 million in cash.  In addition, on the Effective Date of the Plan, CII retained a 1% equity interest in reorganized Charter Holdco and a right to exchange such interest into new Class A common stock of Charter. Further, Mr. Allen transferred his preferred equity interest in CC VIII to Charter.

Charter Operating Revolving Credit Facility

The Company has utilized $1.4 billion of the $1.5 billion revolving credit facility under its Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated as of March 6, 2007 (the “Credit Agreement”).  Upon filing bankruptcy, Charter Operating no longer had access to the revolving feature of its revolving credit facility.  Reinstatement of the Credit Agreement resulted in the revolving credit facility remaining in place with its original terms except its revolving feature.

Plan Effects and Fresh Start Accounting

In the disclosure statement related to the Plan, the reorganization value of the Company was set forth as approximately $14.1 billion to $16.6 billion, with a midpoint estimate of $15.4 billion. The reorganization value was determined using numerous projections and assumptions that are inherently subject to significant uncertainties and the resolution of contingencies beyond the control of the Company. Accordingly, there can be no assurance that the estimates, assumptions and amounts reflected in the valuation will be realized.  On a pro forma basis, as of December 31, 2008, the consummation of the Plan resulted in a net reduction of the Company’s debt by approximately $8 billion and a net reduction to cash of approximately $273 million.

Effective December 1, 2009, the Company will apply fresh start accounting in accordance with SOP 90-7 which requires assets and liabilities to be reflected at fair value. Upon application of fresh start accounting, the Company will adjust its property, plant and equipment, franchise, goodwill, and other intangible assets to reflect fair value and will also establish any previously unrecorded intangible assets at their fair values.   The Company expects these fresh start adjustments will result in material increases to total tangible and intangible assets, primarily as a result of adjustments to property, plant and equipment, goodwill and customer relationships.